REGISTRATION STATEMENT FILE NO. 333-[ ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY
(Exact name of registrant as specified in its charter)
New York
(State or other jurisdiction of incorporation or organization)
13-3690700
(I.R.S. Employer Identification Number)
285 Madison Avenue, New York, NY 10017
(980) 365-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Brighthouse Life Insurance Company of NY
c/o C T Corporation System
111 Eighth Avenue - 13th Floor
New York, NY 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
W. Thomas Conner
Vedder Price
1401 I Street NW, Suite 1100
Washington, DC 20005
As soon as practicable following the effectiveness of the registration statement
(Approximate date of commencement of proposed sale to the public)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: □
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. □
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. □

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer filer □	Accelerated filer filer □
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company filer □
Emerging growth company filer □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(2)
Individual Single Premium Deferred Index-Linked Separate Account Annuity Contract	[ ]	Not applicable	$0	$0

1	Interests are sold on a dollar for dollar basis and not on the basis of a price per share or unit.
2	Pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement carries forward approximately [ ] of unsold securities that were previously registered on the Form S-3 registration statement (File No. 333-226036), initially filed on July 2, 2018 by Brighthouse Life Insurance Company of NY (the “Prior Registration Statement”). Because a filing fee of [$ ] was previously paid for the securities being carried forward to this Registration Statement, no filing fee is currently due in connection with those securities. The offering of securities on the earlier registration statement will be deemed terminated as of the date of effectiveness of this Registration Statement.
This Registration Statement includes a combined prospectus pursuant to Rule 429 under the Securities Act of 1933 which also relates to the Prior Registration Statement. Upon effectiveness, this Registration Statement, which is a new registration statement, will also act as a post-effective amendment to such Prior Registration Statement.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
BRIGHTHOUSE SHIELD® LEVEL SELECT 6-YEAR ANNUITY v.3
Brighthouse Shield® Level Select 6-Year Annuity v.3 is an individual single premium deferred index-linked separate account annuity contract (the “Contract”) issued by Brighthouse Life Insurance Company of NY (“BLNY,” “we”, “our” or “us”).
This Contract is available for use in connection with Non-Qualified Plans, Traditional IRAs and Roth IRAs. This version of the Contract is only available in New York state.
BLNY is located at 285 Madison Avenue, New York, NY 10017. The telephone number is 1-888-243-1932. Brighthouse Securities, LLC, 11225 North Community House Road, Charlotte, NC 28277, is the principal underwriter and distributor of the Contracts.
The Risk Factors for this Contract appear on Page 11.
Please read the prospectus carefully before investing and keep it for future reference. This prospectus includes important information including a description of all material features of the Contract. BLNY’s obligations under the Contract are subject to our financial strength and claims-paying ability. Index-linked annuity contracts are complex insurance and investment vehicles. Before you invest, be sure to ask your financial representative about the Contract’s features, benefits, risks and fees, and whether the Contract is appropriate for you based upon your financial situation and objectives.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or the adequacy of this prospectus. Any representation to the contrary is a criminal offense. Mutual funds, annuities and insurance products are not deposits of any bank, and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other government agency. You may lose money invested in the Contract.
The Contracts may be distributed through broker-dealers that have relationships with banks or other financial institutions or by employees of such banks. However, the Contracts are not deposits or obligations of, or guaranteed by such institutions or any Federal regulatory agency. Investment in the Contracts involves investment risks, including possible loss of principal.
The principal underwriter of the Contract is Brighthouse Securities, LLC. The offering of the Contract is intended to be continuous.
Prospectus dated [ * ]

Special Terms
In this prospectus, the following capitalized terms have the indicated meanings:
Account Value.    The total of the Fixed Account Value and the value of the Shield Option(s) under the Contract during the Accumulation Period.
Accrued Cap Rate.    The portion of the Cap Rate that has accrued from the Term Start Date to any day within the Term. This is the maximum Index Performance that may be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is greater than zero. The Accrued Cap Rate is equal to the Cap Rate multiplied by the number of days elapsed since the Term Start Date, divided by the total number of days in the Term.
Accrued Shield Rate.    The portion of the Shield Rate that has accrued from the Term Start Date to any day within the Term. This is the amount that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is less than zero. The Accrued Shield Rate is equal to the Shield Rate multiplied by the number of days elapsed since the Term Start Date, divided by the total number of days in the Term.
Accrued Step Rate.    The portion of the Step Rate that has accrued from the Term Start Date to any day within the Term. This is the rate that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is equal to or greater than zero. The Accrued Step Rate is equal to the Step Rate multiplied by the number of days elapsed since the Term Start Date, divided by the total number of days in the Term.
Accumulation Period.    The period prior to the Annuity Date.
Annuitant.     The natural person(s) listed on the Contract Schedule on whose life Income Payments are based. Any reference to Annuitant will also include any Joint Annuitant under an Annuity Option.
Annuity Date.    A date on which you choose to begin receiving Income Payments. If we agree, you may change the Annuity Date, subject to certain requirements. If you do not choose an Annuity Date, the Annuity Date will be the Annuity Date indicated on the Contract Schedule.
Annuity Service Office.    The office indicated on the Contract Schedule to which notices and requests must be sent, or as otherwise changed by Notice from us.
BLNY (“we,” “us,” “our”).    Brighthouse Life Insurance Company of NY.
Beneficiary.     The person(s) or entity(ies) you name to receive a death benefit payable under the Contract upon the death of the Owner or a Joint Owner, or in certain circumstances, an Annuitant.
Brighthouse Securities.    Brighthouse Securities, LLC.
Business Day.    Our “business day” is generally any day the NYSE is open for regular trading. For purposes of administrative requests and transactions, a Business Day ends at 4:00 PM Eastern Standard Time. If the SEC determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a Business Day.
Cap Rate.    The maximum rate that may be credited at the Term End Date based on Index Performance. The Cap Rate may vary between Shield Options and it is not an annual rate.
Code.     The Internal Revenue Code of 1986, as amended, and all related laws and regulations, which are in effect during the term of the Contract.
Contract.     The legal agreement between you and BLNY. It contains relevant provisions of your deferred annuity.
Contract Anniversary.    An anniversary of the Issue Date of the Contract.
Contract Schedule.    The schedule attached to your Contract.
Contract Year.    A one-year period starting on the Issue Date and on each Contract Anniversary thereafter.
Death Benefit Amount.    For Owners age 76 or older at the Issue Date of the Contract, the standard death benefit is the Account Value. For Owners age 75 or younger at the Issue Date of the Contract, the standard death benefit (known as the Return of Premium death benefit) is the greater of the Account Value or your Purchase Payment (reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal (including any applicable Withdrawal Charge)). The Death Benefit Amount is determined as of the end of the Business Day on which we have received Notice of due proof of death and an acceptable election for the payment method.
ERISA.    Employee Retirement Income Security Act of 1974, as amended.
Exchange Act.    Securities Exchange Act of 1934, as amended.

FDIC.    Federal Deposit Insurance Corporation.
FINRA.     Financial Industry Regulatory Authority.
Fixed Account.    An account, if available, that consists of all of the assets under the Contract other than those in the Separate Account. You may allocate your Purchase Payment or transfer your Investment Amount to the Fixed Account. The Fixed Account is part of the General Account assets of BLNY.
Fixed Account Value.    The initial Fixed Account Value is the amount of your Purchase Payment initially allocated to the Fixed Account. Thereafter, the Fixed Account Value equals: (a) the initial Fixed Account Value or the Fixed Account Value on the most recent Contract Anniversary, including any transfers, whichever is applicable; plus (b) any interest credited by us; less (c) the amount of any withdrawals including any Withdrawal Charges; and less (d) any Premium or Other Taxes, if applicable.
Free Look.    If you change your mind about owning the Contract, you can cancel it within 10 days after receiving it. This is known as a “Free Look.”  We ask that you submit your request to cancel in writing, signed by you, to us (e.g., the Annuity Service Office) or to the financial representative who sold it. When you cancel the Contract within this Free Look period, we will not assess a Withdrawal Charge. You will receive (i) whatever your Contract is worth on the day that we receive your cancellation request, plus (ii) the sum of all fees, taxes and charges deducted from the Purchase Payment during the Free Look period. The amount you receive may be more or less than your Purchase Payment depending upon the Shield Options you allocated your Purchase Payment to during the Free Look period. This means that you bear the risk of any decline in the Account Value of your Contract during the Free Look period.
Free Withdrawal Amount.    The Free Withdrawal Amount in the first Contract Year is zero. Thereafter, the Free Withdrawal Amount each Contract Year is equal to 10% of your Account Value as of the prior Contract Anniversary, less the total amount withdrawn from the Account Value in the current Contract Year. The Free Withdrawal Amount is non-cumulative and is not carried over to other Contract Years.
General Account.    Comprised of BLNY’s assets, other than assets in any separate accounts it may maintain.
Good Order.    A request or transaction generally is considered in “Good Order” if it complies with our administrative procedures and the required information is complete and accurate. A request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by us of the instructions relating to the requested transaction in writing (or, when permitted, by telephone) along with all forms, information and supporting legal documentation necessary to effect the transaction. This information and documentation generally includes to the extent applicable to the transaction: your completed application; your contract number; the transaction amount (in dollars or percentage terms); the names and allocations to and/or from the Shield Options, or the Fixed Account if applicable, affected by the requested transaction; the signatures of all Contract Owners (exactly as indicated on the contract), if necessary; Social Security Number or Tax I.D.; and any other information or supporting documentation that we may require, including any spousal or Joint Owner’s consents. With respect to purchase payments, Good Order also generally includes receipt by us of sufficient funds to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in Good Order, and we reserve the right to change or waive any Good Order requirement at any time. If you have any questions, you should contact us or your financial representative before submitting the form or request.
Income Payments.    A series of payments made by us during the Income Period, which we guarantee as to dollar amount.
Income Period.    A period starting on the Annuity Date during which Income Payments are payable.
Index (Indices).    We currently offer Shield Options with indices based on the performance of securities. In the future we may offer Shield Options based on other types of Indices. We may also add other indices for new Contracts at our discretion.
Index Performance.    The percentage change in the Index Value measured from the Term Start Date to any day, including the Term End Date, within the Term. Index Performance can be positive, zero or negative.
Index Value.    The Index Value of an Index, on a Business Day, is the published closing value of the Index on that Business Day. The Index Value on any day that is not a Business Day is the value as of the prior Business Day.
Interest Rate Term.     The length of time over which the current Fixed Account interest rate is guaranteed. No Interest Rate Term will extend beyond the Annuity Date. The minimum Interest Rate Term depends on the date your Contract is issued but will not be less than one (1) year.
Interest Rate Term End Date.    The Contract Anniversary on which an Interest Rate Term ends.
Interest Rate Term Start Date.    The Contract Anniversary on which an Interest Rate Term is established. If chosen at issue, the initial Interest Rate Term Start Date begins on the Issue Date or otherwise it will begin on the first Contract Anniversary in which you make the allocation to the Fixed Account.

Interim Value.    For each Shield Option, the value we assign on any Business Day prior to the Term End Date. During the Transfer Period, the Interim Value of each Shield Option will equal the Investment Amount in that Shield Option. After the Transfer Period, the Interim Value of that Shield Option is equal to the Investment Amount in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate. The Interim Value is the amount that is available for annuitization, death benefits, withdrawals and Surrenders.
Investment Amount.    The Investment Amount, for each Shield Option, is the amount that is allocated to the Shield Option and subsequently reflects all withdrawals and adjustments at the Term End Date. The Investment Amount will be reduced for any withdrawal by the same percentage that the withdrawal reduces the Interim Value attributable to that Shield Option.
Issue Date.    The date the Contract is issued.
Joint Annuitant.    If there is more than one Annuitant, each Annuitant will be a Joint Annuitant of the Contract.
Joint Owner.    If there is more than one Owner, each Owner will be a Joint Owner of the Contract. Joint Owners are limited to natural persons.
Maturity Date.    The Maturity Date is specified in your Contract and is the first day of the calendar month following the Annuitant’s 90th birthday or 10 years from the date we issue your Contract, whichever is later. The Contract will be annuitized at the Maturity Date.
Minimum Account Value.    $2,000. If your Account Value falls below the Minimum Account Value as a result of a withdrawal we will treat the withdrawal request as a request for a full withdrawal.
Minimum Allocation.    $500.
Minimum Guaranteed Cap Rate.    The actual Minimum Guaranteed Cap Rate for your Contract is the amount shown on your Contract Schedule but will not be less than 2% for Shield Options with a 1-Year Term and 8% for Shield Options with a 6-Year Term.
Minimum Guaranteed Interest Rate.    The current Minimum Guaranteed Interest Rate will not be less than 1%. This interest rate is guaranteed to be a rate not less than the minimum interest rate allowed by state law—see Appendix D. The actual Minimum Guaranteed Interest Rate for your Contract is the amount shown on your Contract Schedule and applies only to amounts in the Fixed Account.
Minimum Guaranteed Step Rate.    The actual Minimum Guaranteed Step Rate for your Contract is the amount shown on your Contract Schedule but will not be less than 1.5%.
Minimum Partial Withdrawal Amount.    $500.
Notice.     Any form of communication providing information we need, either in a signed writing or another manner that we approve in advance. All Notices to us must be sent to our Annuity Service Office and received in Good Order. To be effective for a Business Day, a Notice must be received in Good Order prior to the end of that Business Day.
NYSE.     New York Stock Exchange.
Owner (“you”, “yours”).    The person(s) entitled to the ownership rights under the Contract. Subject to our administrative procedures, we may also permit ownership by a corporation (a type of non-natural person) or certain other legal entities. If Joint Owners are named, all references to Owner shall mean Joint Owners.
Performance Rate.    The rate credited at the Term End Date. The Performance Rate is based on the Index Performance, adjusted for the applicable Shield Rate, Cap Rate or Step Rate. The Performance Rate can be positive, zero or negative. At the end of the Term, any increase or reduction in the Investment Amount in a particular Shield Option is determined by multiplying the Performance Rate by the Investment Amount of the Shield Option on the last day of the Term.
Performance Rate Adjustment.    The adjustment made to the Investment Amount for each Shield Option on any day during the Term, up to, and including, the Term End Date. Prior to the Term End Date, this adjustment is based on the Index Performance of the associated Index for a particular Term, subject to any applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate. On the Term End Date, this adjustment is based on the Performance Rate. This adjustment can be positive, zero or negative. When the Performance Rate Adjustment is positive we may also refer to this adjustment as “earnings.” When the Performance Rate Adjustment is negative we may also refer to this adjustment as “losses.”
Premium Tax.    The amount of tax, if any, charged by the state or municipality. New York state does not currently assess Premium Taxes on Purchase Payments.
Purchase Payment.    The amount paid to us under the Contract as consideration for the benefits it provides.

Rate Crediting Type.    Either the Cap Rate or the Step Rate.
RMD.     Required Minimum Distribution.
SEC.    Securities and Exchange Commission.
Securities Indices.    Indices based on the performance of securities.
Separate Account.    The separate account is Brighthouse Separate Account SA II.
Shield 10. The Contract provides downside protection through the Shield 10, which is a Shield Rate where negative Index Performance of up to 10% of your Investment Amount is absorbed by us at the Term End Date, which would leave you to absorb any remaining negative Index Performance of up to 90% of your Investment Amount.
Shield 15.    The Contract provides downside protection through the Shield 15, which is a Shield Rate where negative Index Performance of up to 15% of your Investment Amount is absorbed by us at the Term End Date, which would leave you to absorb any remaining negative Index Performance of up to 85% of your Investment Amount.
Shield Rate.    The amount of any negative Index Performance that is absorbed by us at the Term End Date. Any negative Index Performance beyond the Shield Rate will reduce the Investment Amount associated with the Shield Option. The Shield Rate may vary between Shield Options and it is not an annual rate. We currently offer the following Shield Rates: Shield 10 and Shield 15.
Shield Option.    You may allocate your Purchase Payment or transfer your Investment Amount to one or more of the available Shield Options. Each Shield Option offered through this Contract has an associated Term, Index, Shield Rate and either a Cap Rate or Step Rate.
Step Rate.    The rate credited at the Term End Date if the Index Performance is equal to or greater than zero. The Step Rate may vary between Shield Options and it is not an annual rate.
Surrender.     A full withdrawal of your Account Value.
Term.    The Term is the number of years that the Shield Option is in effect. We currently offer Terms of 1 year or 6 years. The Initial Term(s) begin on the Issue Date.
Term End Date.    The Contract Anniversary on which a Shield Option ends.
Term Start Date.    The Contract Anniversary on which a Shield Option is established. The initial Term Start Date(s) begins on the Issue Date, and thereafter, will be the Contract Anniversary coinciding with the duration of the current Term you have selected.
Transfer Period.    The five (5) calendar days following the Contract Anniversary coinciding with the Term End Date for each applicable Shield Option and/or the Interest Rate Term End Date for the Fixed Account, during the Accumulation Period.
Withdrawal Charge.    A charge applied to the percentage of the amount withdrawn from your Account Value in a Contract Year in excess of the Free Withdrawal Amount.

Summary
The Brighthouse Shield® Level Select 6-Year Annuity v.3 is an individual single premium deferred index-linked separate account annuity contract (the “Contract”) issued by BLNY, that provides for the potential accumulation of retirement savings. The Contract is intended for retirement or other long term investment purposes.
This version of the Contract is only available in New York state.
The Contract offers various Shield Options, which permit Owners to potentially receive interest equal to the percentage returns of certain Securities Indices, up to a Cap Rate or Step Rate, with certain guarantees against negative returns—guarantees we call “Shield Rates.” We currently offer Shield Options based on Securities Indices. Additionally, each Shield Option has an associated Term of 1, 3 or 6 years in length, a Shield Rate (Shield 10, Shield 15 or Shield 25) and Rate Crediting Type (Cap Rate or Step Rate). For each Shield Option, you select the Term, the Shield Rate and which Securities Index you want the performance of your Contract to be based on. If you select a 1-Year Term, you may also select whether you want your Contract performance based on the Cap Rate or Step Rate. A Fixed Account that guarantees a fixed rate of interest may also be available. Unless you allocate your Purchase Payment to the Fixed Account, you may lose money by investing in the Contract.
The Cap Rate and Step Rate (each, a “Rate Crediting Type”) are the two ways we offer that you can potentially receive interest based on the upside performance of an Index. The Cap Rate is the maximum rate that may be credited at the Term End Date based on Index Performance and the Step Rate is the rate credited at the Term End Date if the Index Performance is equal to or greater than zero.
You may withdraw a portion or all of your Account Value at any time until you commence receiving Income Payments, subject to an adjustment to the Investment Amounts. Depending on the performance of the Indices you choose, this adjustment may be substantial. Withdrawal Charges may also apply.
When you purchase the Contract, if you are age 76 or older at the Issue Date of the Contract, the standard death benefit is the Account Value. For Owners age 75 or younger at the Issue Date of the Contract, the standard death benefit (known as the Return of Premium death benefit) will be the greater of your (i) Account Value or (ii) Purchase Payment, reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal (including any applicable Withdrawal Charge).
Like all annuity contracts the Contract offers a range of annuity options, which provide Income Payments for your lifetime.
See “SPECIAL TERMS” in this prospectus for more detailed explanations of the terms associated with the Shield Options.
The following chart describes the key features of the Contract. Please read this prospectus for more detailed information about the Contract.
Key Features of the Contract
Contract	Individual single premium deferred index-linked separate account annuity contract.
Purchase Payment	The minimum Purchase Payment: $25,000. Prior approval required for a Purchase Payment of less than $25,000 or $1,000,000 or more.
Owner and Annuitant Issue Ages	0-85
Contract Periods	The Contract has two periods: • The Accumulation Period, the period prior to the Annuity Date; and • The Income Period, which begins on the Annuity Date and during which Income Payments are provided.
Account Value	The total of the Fixed Account Value and the value of the Shield Option(s) under the Contract during the Accumulation Period.
Shield Option	Each Shield Option has an associated Term, Index, Shield Rate and Rate Crediting Type.
Term	The Term may be 1, 3, or 6 years in length.
Index	The current Indices are as follows: • S&P 500® Index (Price Return Index); • Russell 2000® Index (Price Return Index); and • MSCI EAFE Index (Price Return Index).

Shield Rate	We currently offer different levels of protection:
Shield 10 — A Shield Rate where negative Index Performance of up to 10% of your Investment Amount is absorbed by us at the Term End Date, which would leave you to absorb any remaining negative Index Performance of up to 90% of your Investment Amount.
Shield 15 — A Shield Rate where negative Index Performance of up to 15% of your Investment Amount is absorbed by us at the Term End Date, which would leave you to absorb any remaining negative Index Performance of up to 85% of your Investment Amount.
Shield 25 — A Shield Rate where negative Index Performance of up to 25% of your Investment Amount is absorbed by us at the Term End Date, which would leave you to absorb any remaining negative Index Performance of up to 75% of your Investment Amount.
Rate Crediting Type	A Shield Option can only have one associated Rate Crediting Type: either a Cap Rate or a Step Rate.
Interim Value	For each Shield Option, the value we assign on any Business Day prior to the Term End Date. The Interim Value of a Shield Option is equal to the Investment Amount in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate.
Transfers	During the Accumulation Period you may make transfers to the Fixed Account and/or to new Shield Option(s) during the Transfer Period. The effective date of such transfer is the first day of the Interest Rate Term and/or the Term(s) in which the transfer is made.
Fixed Account	See Appendix D.
Access to Your Money	You may withdraw some or all of your money at any time prior to the Annuity Date. For any withdrawal, a Performance Rate Adjustment, as of the date of the withdrawal, will apply. In addition, a withdrawal taken in excess of the Free Withdrawal Amount may be subject to a Withdrawal Charge.
Withdrawal Charge	A percentage charge applied to withdrawals in excess of the Free Withdrawal Amount.The Withdrawal Charge is calculated at the time of each withdrawal in accordance with the following:

Number of Complete Contract Years since Issue Date	Withdrawal Charge percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6 or more	0%
See “WITHDRAWAL PROVISIONS — When No Withdrawal Charge Applies” for a list of Withdrawal Charge waivers.

Systematic Withdrawal Program	You may elect the Systematic Withdrawal Program to provide automated processing of amounts withdrawn from your Contract, subject to program terms. We do not assess a charge for the program and you may terminate your participation in the program at any time. Withdrawals under the Systematic Withdrawal Program are subject to the same Withdrawal Charge provisions and risks as any other withdrawals under the Contract. Moreover, since Withdrawal Amounts from a Shield Option will reduce the Investment Amount for that Shield Option by the percentage reduction in the Interim Value of that Shield Option, a withdrawal when Index Performance is negative will cause a greater percentage reduction in the Investment Amount relative to the percentage reduction for the same Withdrawal Amount when Index Performance is positive. Since withdrawals under the Systematic Withdrawal Program are automatic, you will have no control over the timing of those withdrawals. See “WITHDRAWAL PROVISIONS – Systematic Withdrawal Program” for availability and other restrictions.
Death Benefit	For Owners age 76 or older at the Issue Date of the Contract, the standard death benefit is the Account Value. For Owners age 75 or younger at the Issue Date of the Contract, the standard death benefit (known as the Return of Premium death benefit) is the greater of the Account Value or your Purchase Payment (reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal (including any applicable Withdrawal Charge)). The Death Benefit Amount is determined as of the end of the Business Day on which we have received Notice of due proof of death and an acceptable election for the payment method.
Annuity Options	You can choose an Annuity Option. After Income Payments begin, you cannot change the Annuity Option. You can choose one of the following Annuity Options on a fixed payment basis or any other Annuity Option acceptable to us:
(i)Life Annuity;
(ii)Life Annuity with 10 Years of Income Payments Guaranteed;
(iii)Joint and Last Survivor Annuity; and
(iv)Joint and Last Survivor Annuity with 10 Years of Income Payments Guaranteed.
The Annuity Options may be limited due to the requirements of the Code.
Charges and Expenses	You will bear the following charges and expenses: (i)Withdrawal Charges; and (ii)Premium and Other Taxes.
Your Right to Cancel	You may cancel the Contract within 10 days after receiving it by mailing or delivering the Contract to either us or the agent who sold it. This is known as a “Free Look.” You will receive (i) whatever your Contract is worth, plus (ii) the sum of all fees, taxes and charges deducted from the Purchase Payment during the Free Look period, as of the effective date of the Free Look, on the Business Day we receive your Contract and we will not deduct a Withdrawal Charge. The amount you receive may be more or less than your Purchase Payment depending on the Shield Options you allocated your Purchase Payment to during the Free Look period.

Risk Factors
The purchase of the Contract involves certain risks. You should carefully consider the following factors, in addition to the matters set forth elsewhere in the prospectus, prior to purchasing the Contract.
Risk of loss
There is a risk of substantial loss of your principal (unless you allocated your Purchase Payment to the Fixed Account) because you agree to absorb all losses that exceed the Shield Rate for the Shield Options you select under the Contract. This means that if a negative Index Performance for a Shield Option you select exceeds the corresponding Shield Rate at the Term End Date, you will bear the portion of the loss that exceeds the Shield Rate.
No ownership of the underlying securities
When you purchase the Contract and allocate your Purchase Payment to a Shield Option(s), you will not be investing in the Index for the Shield Options you select or in a mutual fund or exchange traded fund that also tracks the Index. Your Performance Rate Adjustment for a Shield Option is limited by a Cap Rate or Step Rate, which means your Investment Amount will be lower than if you had invested in a mutual fund or exchange traded fund designed to track the performance of the applicable Index and the performance is greater than your Cap Rate or Step Rate.
Withdrawal Charges
You may withdraw some or all of your money at any time prior to the Annuity Date; however, any applicable Withdrawal Charge is calculated as a percentage of the amount withdrawn. After the first Contract Year, the Contract provides for a limited free access to your money, called the Free Withdrawal Amount. If you withdraw an amount that is greater than the Free Withdrawal Amount for your Contract, you may be subject to a Withdrawal Charge which will reduce the amount that is payable to you. For example, assume you make a $100,000 Purchase Payment at Contract issue. If your Account Value is $80,000 in the beginning of the sixth (6th) Contract Year and you take a full withdrawal from your Contract, the Free Withdrawal Amount is $8,000 (10% of $80,000) and a Withdrawal Charge percentage of 3% is applied to the remaining amount. This is a 3% reduction of your Account Value, less the Free Withdrawal Amount ($72,000 = $80,000 – $8,000). The Withdrawal Charge would be $2,160 (3% of $72,000). This results in a cash value of $77,840 paid to you ($77,840 = $80,000 – $2,160). If you make a withdrawal before a Term End Date, a Performance Rate Adjustment, as of the date of the withdrawal, will apply. A Performance Rate Adjustment may result in a loss that is greater than the Accrued Shield Rate when Index Performance is negative on the date of the withdrawal. Performance Rate Adjustments, at the time of the withdrawal, may decrease the amount that is payable to you.
Effect of Withdrawals, Surrender, Annuitization or Death
The method we use in calculating your Interim Value may result in an amount that is less than the amount you would receive had you held the investment until the Term End Date. If you take a withdrawal when Index Performance is negative, your remaining Investment Amount may be significantly less than if you waited to take the withdrawal when Index Performance was positive.
•	If you take a withdrawal, including RMDs, your Account Value will be reduced by the amount withdrawn proportionately from your Shield Options and Fixed Account unless you tell us from which options, in which you currently have any Account Value, where the withdrawal should be taken.
•	If you die (unless your Contract was issued with the Return of Premium death benefit), make a withdrawal or Surrender your Contract prior to the Term End Date, we will pay the Interim Value, which may be less than if you held the Contract until all of your Shield Options reached their Term End Dates.
•	If your Contract is annuitized prior to a Term End Date, we will use the Interim Value to calculate the Income Payments you will receive based on the applicable Annuity Option. In deciding on an Annuity Date, you should take into consideration the Term End Dates of your Shield Options relative to the Annuity Date you have chosen.
•	The calculation of the Interim Value will be based on Index Performance and the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate as of the date of the calculation. The Shield Rates, Cap Rates and Step Rates accrue during the Term and only reach full accrual on the last day of a Term. If negative Index Performance is constant during the Term, the Interim Value will be lower the earlier a withdrawal is made during the Term because the Shield Rate is accruing during this period. Also, withdrawals prior to the Term End Date, when Index Performance is positive, are subject to an Accrued Cap Rate or Accrued Step Rate based on the period those amounts were invested in the Shield Option. This means the earlier you take a withdrawal the lesser extent to which any positive Index Performance is reflected in your Account Value due to the accruing of the Cap Rate or Step Rate.
•	If your Account Value falls below the Minimum Account Value as a result of a withdrawal, we may terminate your Contract.
Limitations on Transfers
You may make transfers between the Fixed Account and the Shield Option(s) only during the Transfer Period. You cannot make transfers outside the Transfer Period and you cannot transfer out of a current Shield Option to another Shield Option or the Fixed Account until the Term End Date of the current Shield Option and you cannot transfer out of the Fixed Account to a Shield Option until the Interest Rate Term End Date (which will not be less than one (1) year). In both cases, the amount transferred can only be transferred to new Shield Options or the Fixed Account. This may limit your ability to react to market conditions.
In addition, you should understand that for renewals into the same Shield Option, a new Cap Rate or Step Rate, as applicable, will be declared and will go into effect on the Contract Anniversary that coincides with the beginning of the new Shield Option.
Availability of Shield Options
Your selling firm may limit the Shield Options available through that firm when your Contract is issued or at Term End Date. Additionally, we may stop selling certain Shield Options. After the Contract is issued, there will always be at least one Shield Option available. Consequently, a particular Shield Option may not be available for you to transfer your Investment Amount or Fixed Account Value into after a Term End Date or the Interest Rate Term End Date. If the same Shield Option is no longer available at the Term End Date, the Investment Amount in the applicable Shield Option(s) will automatically transfer into the Fixed Account at the Term End Date, unless you instruct us otherwise. The amounts transferred to the Fixed Account must remain in the Fixed Account until the Interest Rate Term End Date (which, currently, will not be less than one (1) year). The Investment Amount held in the Fixed Account may earn a return that is less than the return you might have earned if those amounts were held in a Shield Option. If we exercise this right, your ability to increase your Account Value and, consequently, increase your death benefit will be limited. If the Fixed Account is not available, the Investment Amount will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate and the lowest Cap Rate from the Shield Options available at the Term End Date, unless you instruct us otherwise.
Risks Associated with the Referenced Indices
Because the S&P 500® Index (Price Return Index), the Russell 2000® Index (Price Return Index) and the MSCI EAFE Index (Price Return Index) are each comprised of a collection of equity securities, in each case the value of the component securities is subject to market risk, or the risk that market fluctuations may cause the value of the component securities to go up or down, sometimes rapidly and unpredictably. In addition, the value of equity securities may increase or decline for reasons directly related to the issuers of the securities. (See “INDICES” and “SHIELD RATES.”)
An Index may be Substituted
We have the right to substitute a comparable index prior to the Term End Date if any Index is discontinued or, at our sole discretion, we determine that our use of such Index should be discontinued, or if the calculation of an Index is substantially changed. We would attempt to choose a substitute index that has a similar investment objective and risk profile to the replaced index. Upon substitution of an Index, we will calculate your Index Performance on the replaced Index up until the date of substitution and the substitute Index from the date of substitution to the Term End Date. An Index substitution will not change the Shield Rate, Cap Rate or Step Rate for an existing Shield Option. The performance of the new Index may not be as good as the one that it substituted and as a result your Index Performance may have been better if there had been no substitution.
Issuing Company
No company other than BLNY has any legal responsibility to pay amounts that BLNY owes under the Contract. An Owner should look to the financial strength of BLNY for its claims-paying ability.

The Annuity Contract
This prospectus describes the Brighthouse Shield® Level Select 6-Year Annuity v.3 issued by us and describes all the material features of the Contract. The Brighthouse Shield® Level Select 6-Year Annuity v.3 is a contract between you as the Owner, and us, the insurance company, where you agree to make a Purchase Payment to us and we agree to make a series of Income Payments at a later date you select (the “Annuity Date”).
The Contract, like all deferred annuity contracts, has two periods: the Accumulation Period and the Income Period. During the Accumulation Period, Account Value accumulates on a tax-deferred basis and is taxed as income when you make a withdrawal. If you make a withdrawal during the Accumulation Period, we may assess a Withdrawal Charge of up to 7%. Withdrawals, depending on the amount and timing, may negatively impact the benefits and guarantees provided by your Contract. You should carefully consider whether a withdrawal under a particular circumstance will have any negative impact to your benefits or guarantees. The Income Period occurs when you or a designated payee begin receiving regular Income Payments from your Contract.
The maximum issue age for this Contract is 85.
When you purchase the Contract, you can choose one or more of the available Shield Options and the Fixed Account. A Purchase Payment applied to the Shield Options is allocated to the Separate Account. You do not share in the investment performance of assets allocated to the Separate Account. We are obligated to pay all money we owe under the Contract, including death benefits and income payments. Any such amount that exceeds the assets in the Separate Account is paid from our General Account, subject to our financial strength and claims-paying ability and our long-term ability to make such payments, and is not guaranteed by any other party. (See “THE SEPARATE ACCOUNT.”)
The Contract is intended for retirement savings or other long-term investment purposes. The Contract has features and benefits that may be appropriate for you based on your financial situation and objectives, but we are not a fiduciary and do not give advice or make recommendations regarding insurance or investment products, or any securities transactions or investment strategies involving securities. You should ask your financial representative for guidance regarding whether the contract may be appropriate for you. Please bear in mind that your financial representative, or any financial firm or financial professional you consult to provide advice, is not acting on our behalf.
The Contract benefits from tax deferral. Tax deferral means that you are not taxed on Account Value or appreciation on the assets in your Contract until you take money out of your Contract. Non-qualified annuity Contracts (which are not retirement plans) owned by a non-natural person such as a corporation or certain other legal entities (other than a trust that holds the Contract as an agent for a natural person), do not receive tax deferral on earnings. In addition, for any tax qualified account (e.g., an IRA), the tax deferred accrual feature is provided by the tax qualified retirement plan. Therefore, there should be reasons other than tax deferral for acquiring the Contract by a corporation, certain legal entities or within a qualified plan. (See “FEDERAL TAX CONSIDERATIONS.”)
Currently, a Fixed Account is available. However, the Fixed Account may not always be available. You should consult your financial representative for information regarding the Fixed Account, if available. See Appendix D for certain information regarding the Fixed Account. The Fixed Account offers an interest rate that is guaranteed by us. The minimum interest rate depends on the date your Contract is issued and will not be less than 1% annually. Your financial representative can tell you the current and minimum interest rates that apply. If you select the Fixed Account, your money will be placed with our other General Account assets, and the amount of money you are able to accumulate in your Contract during the Accumulation Period depends upon the total interest credited to your Contract. The Fixed Account is part of our General Account. Our General Account consists of all assets owned by us other than those in the Separate Account and our other separate accounts. We have sole discretion over the investment of assets in the General Account and the Separate Account. If you select an Annuity Option during the Income Period, payments are made from our General Account assets.
The amount of the Income Payments you receive during the Income Period from an Income Payment option will remain level for the entire Income Period, subject to the payout chosen. (See “INCOME PAYMENTS (THE INCOME PERIOD)” for more information.)
As Owner, you exercise all interests and rights under the Contract. You can change the Owner at any time, subject to our underwriting requirements. The Contract may be owned generally by Joint Owners (limited to natural persons). (See “OWNERSHIP PROVISIONS.”)
Any Internal Revenue Code reference to “spouse” includes those persons who are married spouses under state law, regardless of sex.

Replacement of Contracts
Exchanges.    Generally you can exchange one non-qualified annuity contract for another in a tax-free exchange under Section 1035 of the Code. Before making an exchange, you should compare both annuities carefully. If you exchange another annuity for the one described in this prospectus, you might have to pay a withdrawal charge on your old annuity, and there will be a new Withdrawal Charge period for the Contract. Other charges may be higher (or lower) and the benefits may be different. Also, because we will not issue the Contract until we have received the initial premium from your existing insurance company, the issuance of the Contract may be delayed. Generally, it is not advisable to purchase a Contract as a replacement for an existing annuity contract. Before you exchange another annuity for our Contract, ask your financial representative whether the exchange would be advantageous, given the Contract features, benefits and charges.
Exchange Programs.    From time to time we may make available programs under which certain annuity contracts previously issued by us or one of our affiliates may be exchanged for the Contracts offered by this prospectus.  Currently, with respect to exchanges from certain of our annuity contracts to the Contract, an existing contract is eligible for exchange if a surrender of the existing contract would not trigger a withdrawal charge.  You should carefully consider whether an exchange is appropriate for you by comparing the benefits and other guarantees provided by the contract you currently own to the benefits and guarantees that would be provided by the new Contract offered by this prospectus. Then, you should compare the fees and charges of your current contract to the fees and charges of the new Contract, which may be higher than your current contract. The programs we offer will be made available on terms and conditions determined by us, and any such programs will comply with applicable law. We believe the exchanges will be tax free for Federal income tax purposes; however, you should consult your tax advisor before making any such exchange.
Purchase
The Contract may not be available for purchase through your broker dealer (“selling firm”) during certain periods. There are a number of reasons why the Contract periodically may not be available, including that the insurance company wants to limit the volume of sales of the Contract. You may wish to speak to your financial representative about how this may affect your purchase. For example, you may be required to submit your purchase application in Good Order prior to or on a stipulated date in order to purchase a Contract, and a delay in such process could result in your not being able to purchase a Contract. Your selling firm may offer the Contract with a lower maximum issue age for the Contract compared to what other selling firms may offer. Your selling firm may limit the Shield Options available through that firm when your Contract is issued. However, at the end of your initial Shield Option(s), you may transfer into any Shield Option(s) available under the Contract, subject to any transfer restrictions (see “TRANSFERS”). Please be aware that your financial representative may not be able to provide you information or answer questions you may have with regard to those Shield Options that your selling firm does not make available. Therefore, you may contact us directly at (888) 243-1932 or in writing at Brighthouse Life Insurance Company of NY, Annuity Service Office, P.O. Box 305075, Nashville, TN, 37230-5075.
We offer other individual single premium deferred indexed-linked separate account contracts.  However, not every contract we issue is available through every selling firm.  In addition, these other contracts may have different Shield Options, Shield Rates, Cap Rates and Step Rates.
Purchase Payment
A Purchase Payment is the total amount of money you give us to invest in the Contract. The Purchase Payment is due on the date the Contract is issued.
•	The minimum Purchase Payment we will accept is $25,000.
•	If you want to make a Purchase Payment of less than $25,000 or $1,000,000 or more, you will need our prior approval.
•	We reserve the right to refuse a Purchase Payment made via a personal check in excess of $100,000. A Purchase Payment over $100,000 may be accepted in other forms, including, but not limited to, EFT/wire transfers, certified checks, corporate checks, and checks written on financial institutions.
•	We will not accept a Purchase Payment made with cash, money orders, or travelers checks.
•	Corporations and other legal entities we approve, may purchase the Contract; however, we will not accept a Purchase Payment made by a corporation or other legal entity (other than a trust that holds the Contract as agent for a natural person) to fund any type of qualified or non-qualified retirement plan.
We reserve the right to reject any application.

Allocation of the Purchase Payment
You may allocate your Purchase Payment to one or more of the available Shield Options or into the Fixed Account. On your Issue Date, your Purchase Payment is allocated to the Shield Option(s) and/or the Fixed Account, as you specified on the application, unless we receive Notice of any changes from you before we have issued your Contract. All allocations must be in whole percentages that total 100% or in whole dollars. Once your Purchase Payment is allocated to the Shield Options and/or the Fixed Account, they become part of your Account Value.
Shield Options
The Brighthouse Shield® Level Select 6-Year Annuity v.3 is not a variable annuity where your account value varies based on the investment performance of the underlying portfolios you choose, rather the Shield Options offer potential interest based upon index performance. This potential interest—the Performance Rate Adjustment—may be a positive or negative percentage or zero. You may allocate your Purchase Payment to one or more of the available Shield Options and the Fixed Account. Based upon the Index Performance of the Index associated with the Shield Option, a Performance Rate Adjustment will be applied to the Investment Amount in that Shield Option on any day during the Term that you make a withdrawal from the Shield Option, Surrender your Contract, annuitize your Contract, a Death Benefit is paid or the Term ends. Given that Index Performance may be positive, zero or negative, your Performance Rate Adjustment may be positive, zero or negative. It is possible for you to lose a portion of the Purchase Payment and any earnings invested in the Contract. The Performance Rate Adjustment is based on a certain amount of protection against decreases in an Index Value and a limitation on potential interest based on an Index Value. The extent of the downside protection varies by the Shield Rate you select. If you access amounts in the Shield Options before the Term End Date, we will instead calculate an Interim Value on each Business Day between the Term Start Date and the Term End Date. (See “Interim Value Calculation.”)
You have the opportunity to allocate your Investment Amount to any of the Shield Options described below, subject to the requirements, limitations and procedures disclosed in the prospectus. We are not obligated to offer any one particular Shield Option and your selling firm may limit the Shield Options available through that firm when your Contract is issued. After the Contract is issued, there will always be at least one Shield Option available. Each Shield Option has (i) a Term, (ii) an associated Index, (iii) a Shield Rate and (iv) a Rate Crediting Type you select.
The following chart lists the Shield Options (each of which is issued with a Cap Rate unless otherwise noted) currently available:
SHIELD OPTIONS
TERM	INDEX
SHIELD 15 (up to 15% downside protection)
6 Year	S&P 500® Index Russell 2000® Index MSCI EAFE Index
SHIELD 10 (up to 10% downside protection)
1 Year	S&P 500® Index S&P 500® Index Step Rate Russell 2000® Index Russell 2000® Index Step Rate MSCI EAFE Index MSCI EAFE Index Step Rate
6 Year	S&P 500® Index Russell 2000® Index MSCI EAFE Index
The Indices are described in more detail below, under the heading “Indices.” For each new Shield Option we declare a new Cap Rate or a new Step Rate, as applicable, for each Term. The initial Cap Rate or Step Rate, as applicable, for each Shield Option is declared on the Issue Date. Thereafter the Cap Rate or Step Rate, as applicable, for each subsequent Shield Option is declared for each subsequent Term. See “Cap Rate” and “Step Rate”.

Please note, Shield Options with higher Shield Rates tend to have lower Cap Rates and Step Rates, as applicable, than other Shield Options that use the same Index and Term but provide lower Shield Rates. For example, a S&P 500® Index with a 6-Year Term and a Shield 15 will tend to have a Cap Rate that is lower than a S&P 500® Index with a 6-Year Term and a Shield 10.
A Shield Option will always be available; however, we reserve the right to change the duration of any new Shield Options, stop offering any of the Shield Options or suspend offering any of the Shield Options temporarily. We may also add Shield Options in the future.
Term
The Term is the number of years that a Shield Option is in effect. For specific Shield Options we currently offer Terms of 1 year or 6 years. An initial Term(s) begins on the Issue Date. A Term ends and a subsequent Term begins on the Contract Anniversary coinciding with the duration of the then current Term for the Shield Option you have selected.
Term Start Date
Each Shield Option will have a Term Start Date, which is the Contract Anniversary on which a Shield Option is established. The initial Term Start Date(s) begins on the Issue Date, and thereafter, will be the Contract Anniversary coinciding with the duration of the Term for the Shield Option completed.
Term End Date
Each Shield Option will have a Term End Date, which is the Contract Anniversary on which a Shield Option ends. We will send you written Notice thirty (30) days in advance of the maturing Shield Options in which you are currently invested. At the Term End Date, the Investment Amount allocated to the Shield Option that has reached its Term End Date will automatically be renewed into the same Shield Option unless you instruct us to transfer such amount into a different Shield Option(s) or the Fixed Account. If the same Shield Option is no longer available at the Term End Date, the Investment Amount will automatically transfer into the Fixed Account at the Term End Date, unless you instruct us otherwise. The amounts transferred to the Fixed Account must remain in the Fixed Account until the Interest Rate Term End Date (which, currently, will not be less than one (1) year). If the Fixed Account is not available, the Investment Amount will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate and the lowest Cap Rate from the Shield Options available at the Term End Date, unless you instruct us otherwise. You have the Transfer Period to notify us that you want to transfer some or all of your Investment Amount to a new Shield Option(s) or the Fixed Account. For renewals into the same Shield Option, a new Cap Rate or Step Rate, as applicable, will be declared and will go into effect on the Contract Anniversary that coincides with the beginning of the new Term in the Shield Option that just ended. The amount transferred to the new Shield Option is the Investment Amount as of the Contract Anniversary.
Indices
The Performance Rate of a Shield Option is based on the performance of the associated Index. We currently offer Shield Options based on the performance of securities (the “Securities Indices”). In the future we may offer Shield Options based on other types of indices. We may also add or remove indices for new Contracts at our discretion.
The following Securities Indices are currently available:
S&P 500® Index (Price Return Index).    The S&P 500® Index includes 500 large cap stocks from leading companies in leading industries of the U.S. economy, capturing approximately 80% coverage of U.S. equities by market capitalization. The S&P 500® Index does not include dividends declared by any of the companies in this Index.
Russell 2000® Index (Price Return Index).    The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000 is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2000 of the smallest securities based on a combination of their market cap and current index membership. The Russell 2000® Index does not include dividends declared by any of the companies in this Index.
MSCI EAFE Index (Price Return Index).    The MSCI EAFE Index (Europe, Australasia, Far East) is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the US & Canada. As of the date of this prospectus the MSCI EAFE Index consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the

Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The MSCI EAFE Index does not include dividends declared by any of the companies in this Index. Index Value and Index Performance will be calculated without any exchange rate adjustment.
See Appendix A for important information regarding the publishers of the Indices.
Discontinuation or Substantial Change to an Index.    If any Index is discontinued or, we determine that our use of such Index should be discontinued, or if the calculation of an Index is substantially changed, we may substitute a comparable index with a similar investment objective and risk profile. We will send you (i) written Notice thirty (30) days in advance of such substitution if we determine such Index should be discontinued and (ii) reasonable written Notice relative to the notice we receive under our license agreements with the publishers of the Indices if an Index is discontinued. Upon substitution of an Index, we will calculate your Index Performance on the existing Index up until the date of substitution and the substitute Index from the date of substitution to the Term End Date. The Index Performance as of the Term End Date will be equal to the return from having invested in the initial Index up to the substitution date and then investing in the substitute Index from the date of substitution to the Term End Date assuming no withdrawals or transfers based on the following formula: (initial Index at Index substitution date ÷ initial Index at Term Start Date) x (substituted Index at Term End Date ÷ substituted Index at substitution date) – 1. An Index substitution will not change the Term, Shield Rate, Cap Rate or Step Rate for an existing Shield Option.
See Appendix B for an Index substitution Investment Amount example.
Index Value
The Index Value of an Index, on a Business Day, is the published closing value of the Index on that Business Day. The Index Value on any day that is not a Business Day is the value as of the prior Business Day. We will use consistent sources to obtain Index Values. If these sources are no longer available for specific indices, we will select an alternative published source(s) for these Index Values.
Index Performance
The Performance Rate of a Shield Option is based on the performance of an Index. Index Performance is the percentage change in an Index Value measured from the Term Start Date to any day, including the Term End Date, within the Term. The Index Performance can be positive, zero or negative.
Shield Rates
The Shield Rate is accrued from the Term Start Date to the Term End Date, and the full Shield Rate only applies if you hold the Shield Option until the Term End Date. The Shield Rate for each Shield Option is the amount of any negative Index Performance that is absorbed by us at the Term End Date. Any negative Index Performance beyond the Shield Rate will reduce the Investment Amount. You should also keep in mind that if Index Performance is negative, the Performance Rate can never be greater than zero.
We currently offer the following Shield Rates—Shield 10 and Shield 15:
Shield Rate	Downside Protection
Shield 10	up to 10%
Shield 15	up to 15%
For example, a -15% Index Performance with a 10% Shield Rate will result in a -5% Performance Rate; or, a -10% Index Performance with a 15% Shield Rate will result in a 0% Performance Rate. The Shield Rate may vary between Shield Options and it is not an annual rate.
In deciding whether to choose a Shield Option with a higher Shield Rate, you should consider that Shield Options with higher Shield Rates tend to have lower Cap Rates and Step Rates, as applicable, than Shield Options with lower Shield Rates that have the same index and term.
Rate Crediting Types
Cap Rate
The Cap Rate is the maximum rate that may be credited at the Term End Date based on Index Performance. For example, a 15% Index Performance with a 10% Cap Rate will result in a 10% Performance Rate; or, a 5% Index Performance with a 10% Cap Rate will result in a 5% Performance Rate. The Cap Rate may vary between Shield Options and it is not an annual rate. The Cap Rate is measured from the Term Start Date to the Term End Date, and the full Cap Rate only applies if you hold the Shield Option until the Term End Date. For renewals into the same Shield Option a new Cap Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Cap Rate stated in your Contract, but will not be less than 2% for Shield Options with a 1-Year Term and 8% for Shield Options with a 6-Year Term. A thirty (30) day advance written Notice will be mailed to you indicating your maturing Shield Options and how you can obtain the new Cap Rates and Step Rates for the available Shield Options and the interest rate for the Fixed Account. At the Term End Date, the Investment Amount will automatically be renewed into the same Shield Option, with the new Cap Rate, unless you elect to transfer such amount into a different Shield Option(s) or the Fixed Account. See “TRANSFERS.”
Step Rate
The Step Rate is the rate credited at the Term End Date if the Index Performance is equal to or greater than zero. For example, a 15% Index Performance with a 8% Step Rate will result in a 8% Performance Rate; or, a 5% Index Performance with a 8% Step Rate will result in a 8% Performance Rate. The Step Rate is measured from the Term Start Date to the Term End Date, and the full Step Rate only applies if you hold the Shield Option until the Term End Date. The Step Rate may vary between Shield Options and it is not an annual rate. For renewals into the same Shield Option a new Step Rate is declared for each subsequent Term, and such rate will not be less than the Minimum Guaranteed Step Rate stated in your Contract, but will not be less than 1.5%. A thirty (30) day advance written Notice will be mailed to you indicating your maturing Shield Options and how you can obtain the new Step Rates and Cap Rates for the available Shield Options and the interest rate for the Fixed Account. At the Term End Date, the Investment Amount will automatically be renewed into the same Shield Option, with the new Step Rate, unless you elect to transfer such amount into a different Shield Option(s) or the Fixed Account. See “TRANSFERS.”
In deciding whether to purchase a Shield Option with a Cap Rate or a Step Rate, you should consider that Step Rates are generally lower than Cap Rates. If Index Performance is equal to or greater than zero but less than the Step Rate, and you chose a Cap Rate for your Shield Option, your Performance Rate Adjustment will be lower than it otherwise would be had you chosen a Step Rate. Alternatively, if the Index Performance is positive and exceeds the Step Rate, and you chose a Step Rate for your Shield Option, your Performance Rate Adjustment will be lower than it would otherwise be had you chosen a Cap Rate. For example, if you chose a Shield Option with a 10% Cap Rate and there is a 15% Index Performance, your Performance Rate is 10%; however, if instead you were to choose a Shield Option with an 8% Step Rate, your Performance Rate would instead be 8%. Alternatively, if you chose a Shield Option with a 10% Cap Rate and there is a 0% Index Performance, your Performance Rate is 0%; however, if instead you were to choose a Shield Option with an 8% Step Rate, your Performance Rate would be 8%.
Addition or Discontinuance of a Shield Option
A Shield Option will always be available; however, we can add or discontinue any Shield Option. When a change is made to a Shield Option or an Index, or changed subsequent to the Issue Date, we will send a notification describing any changes to the Shield Option, as required by law. This change will take effect under your Contract as of the next Contract Anniversary for any allowable transfers into the Shield Option(s). If you are currently allocated in a Shield Option which is no longer available, you will remain in that Shield Option until the Term End Date, but that Shield Option will no longer be available following the Term End Date. For more on transfers and renewals, see “TRANSFERS.”
Investment Amount
The Investment Amount, for each Shield Option, is the amount that is allocated to the Shield Option and subsequently reflects all withdrawals and adjustments at the Term End Date. The Investment Amount will be reduced for any withdrawal by the same percentage that the withdrawal reduces the Interim Value attributable to that Shield Option.

Calculating your Investment Amount on a Term End Date
On the Term End Date, we apply the Performance Rate Adjustment to your Investment Amount. The Performance Rate Adjustment is based on the Performance Rate, which is the rate credited at the Term End Date. The Performance Rate is determined by the Index Performance adjusted for the applicable Shield Rate, Cap Rate or Step Rate. The Performance Rate can be positive, zero or negative and is determined as follows:
Shield Option type:	If Index Performance (can be positive, zero or negative) is:	Performance Rate will equal:
Shield Options with a Cap Rate	less than or equal to zero	the lesser of: zero or the Index Performance increased by the Shield Rate (For example: a -15% Index Performance with a Shield 10 will result in a -5% Performance Rate. The Performance Rate can never be greater than zero if the Index Performance is negative.)
	greater than zero and less than the Cap Rate	the Index Performance
	greater than zero and equals or exceeds the Cap Rate	the Cap Rate
Shield Options with a Step Rate	less than zero	the lesser of: zero or the Index Performance increased by the Shield Rate (For example: a -15% Index Performance with a Shield 10 will result in a -5% Performance Rate. The Performance Rate can never be greater than zero if the Index Performance is negative.)
	equal to or greater than zero	the Step Rate
EXAMPLES
Example 1 set forth below, as well as Examples 2-4 found throughout this prospectus, are intended to illustrate how various features of your Contract work. The examples will use hypothetical “Owner 1” to illustrate the following concepts:
Example 1—Calculating your Investment Amount on a Term End Date (See below.)
Example 2—Calculating your Interim Value (See “INTERIM VALUE CALCULATION.”)
Example 3—Withdrawals (See “WITHDRAWAL PROVISIONS.”)
Example 4—Transfers (See “TRANSFERS.”)
These examples should not be considered a representation of past or future performance for any Shield Option. Actual performance may be greater or less than those shown in the examples. Similarly, the Index Values in the examples are not an estimate or guarantee of future Index Performance.
The rates for the Rate Crediting Types shown in the following examples are for illustrative purposes only and may not reflect actual declared rates.
Values are rounded for display purposes only.
Example 1—Calculating your Investment Amount on a Term End Date
Examples 1A and 1B are intended to show how the Investment Amount on a Term End Date is calculated. In both examples assume Owner 1 allocates her $50,000 Purchase Payment into a 1-Year Term / Shield 10 / S&P 500® Index and she allows her allocation to renew year to year for five years. In Example 1A she has selected the Shield 10 S&P 500® Index with a Cap Rate of 10%. In Example 1B she has selected the Shield 10 S&P 500® Index with a Step Rate of 8%. For purposes of both examples, assume no withdrawals are made during the five year example period, the Example 1A Cap Rate stays at 10% for all five years and the Example 1B Step Rate stays at 8% for all five years. If a withdrawal were made, a Withdrawal Charge during all 5 Contract Years as well as an Interim Value calculation may apply; and consequently the Investment Amount for the Term would be adjusted accordingly.

Example 1A—Shield Option with Cap Rate:
Owner 1 allocates her $50,000 Purchase Payment into a 1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10% and lets it renew year after year for five years. The following example illustrates how her initial $50,000 Purchase Payment could perform over a five-year period given fluctuating Index Values. For renewals into the same Shield Option a new Cap Rate would be declared and go into effect on the Contract Anniversary that coincides with the beginning of the new Shield Option.
Contract Year	1	2	3	4	5
Term Start Date
Investment Amount(1)	$50,000	$55,000	$57,750	$57,750	$57,750
Index Value	1,000	1,200	1,260	1,260	1,197
Term End Date
Index Value	1,200	1,260	1,260	1,197	1,017
Index Performance(2)	20%	5%	0%	-5%	-15%
Cap Rate	10%	10%	10%	10%	10%
Shield Rate	10%	10%	10%	10%	10%
Performance Rate (one year)(3)	10%	5%	0%	0%	-5%
Performance Rate Adjustment(4)	$5,000	$2,750	$0	$0	-$2,888
Investment Amount(5)	$55,000	$57,750	$57,750	$57,750	$54,862

Notes to the table above:
(1)	Investment Amount at Term Start Date in year one is the $50,000 Purchase Payment. In years two through five, the Investment Amount at Term Start Date would be $55,000, $57,750, $57,750 and $57,750, respectively, which was the Investment Amount at Term End Date for the prior year.
(2)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. For example, in year one, Index Performance is calculated as follows:
(1,200 [Index Value at Term End Date] — 1,000 [Index Value at Term Start Date]) ÷ 1,000 [Index
Value at Term Start Date] = 20%
(3)	In year one, Index Performance exceeds the Cap Rate and therefore the Performance Rate is equal to the Cap Rate. In years two and three the Performance Rate is equal to the Index Performance because the Index Performance is not negative and does not exceed the Cap Rate. In year four the Performance Rate is 0% because the Index Performance is –5% and the Shield 10 absorbs up to 10% of the negative Index Performance. In year five, the Performance Rate is –5% because the Index Performance is –15% and the Shield 10 absorbs up to 10% of negative Index Performance.
(4)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. For example, in year one the Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x 10% [Performance Rate] = $5,000

(5)	The Investment Amount at the Term End Date is equal to the Investment Amount at Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. For example, in year one the Investment Amount at the Term End Date is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + $5,000 [Performance Rate Adjustment] = $55,000
Example 1B—Shield Option with Step Rate:
Owner 1 allocates her $50,000 Purchase Payment into a 1-Year Term / Shield 10 / S&P 500® Index with a Step Rate of 8% and lets it renew year after year for five years. The following example illustrates how her initial $50,000 Purchase Payment could perform over a five-year period given fluctuating Index Values. For renewals into the same Shield Option a new Step Rate would be declared and go into effect on the Contract Anniversary that coincides with the beginning of the new Shield Option.
Contract Year	1	2	3	4	5
Term Start Date
Investment Amount(1)	$50,000	$54,000	$58,320	$62,986	$62,986
Index Value	1,000	1,050	1,260	1,260	1,134
Term End Date
Index Value	1,050	1,260	1,260	1,134	964
Index Performance(2)	5%	20%	0%	-10%	-15%
Step Rate	8%	8%	8%	8%	8%
Shield Rate	10%	10%	10%	10%	10%
Performance Rate (one year)(3)	8%	8%	8%	0%	-5%
Performance Rate Adjustment(4)	$4,000	$4,320	$4,666	$0	-$3,149
Investment Amount(5)	$54,000	$58,320	$62,986	$62,986	$59,837

Notes to the table above:
(1)	Investment Amount at Term Start Date in year one is the $50,000 Purchase Payment. In years two through five, the Investment Amount at the Term Start Date would be $54,000, $58,320, $62,986 and $62,986, respectively, which was the Investment Amount at the Term End Date for the prior year.
(2)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. For example, in year one, Index Performance is calculated as follows:
(1,050 [Index Value at Term End Date] — 1,000 [Index Value at Term Start Date]) ÷ 1,000 [Index
Value at Term Start Date]) = 5%
(3)	In years one, two and three the Performance Rate is equal to the Step Rate because the Index Performance is positive or zero. It should be noted that although Index Performance was 20% in year two, the Performance Rate is capped at 8% by the Step Rate. In year four the Performance Rate is 0% because the Index Performance is –10% and the Shield 10 absorbs up to 10% of the negative Index Performance. In year five, the Performance Rate is –5% because the Index Performance is –15% and the Shield 10 absorbs up to 10% of the negative Index Performance.
(4)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. For example, in year one the Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x 8% [Performance Rate] = $4,000
(5)	The Investment Amount at the Term End Date is equal to the Investment Amount at Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. For example, in year one the Investment Amount at the Term End Date is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + $4,000 [Performance Rate Adjustment] = $54,000
Interim Value Calculation
Your Investment Amount in each Shield Option on the Term End Date is calculated as described above under “Calculating your Investment Amount on a Term End Date”. In setting the various rates we use in calculating the Investment Amount, we assume that you are going to hold a Shield Option until the Term End Date. Nevertheless, you have the right under the Contract to make withdrawals, Surrender the Contract or annuitize before the Term End Date. Therefore, we calculate an Interim Value on each Business Day between the Term Start Date and prior to the Term End Date that you make a withdrawal, Surrender the Contract, annuitize or we pay a death benefit. It is equal to the Investment Amount at the Term Start Date, adjusted for any withdrawals, in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate. A withdrawal from a Shield Option will reduce your Interim Value by the amount withdrawn on the date of withdrawal. The Interim Value calculation is different than the calculation we use to calculate the Investment Amount for a Shield Option on the Term End Date. Prior to the Term End Date, we use the Interim Value to calculate the amount that is available for (1) annuitizations; (2) death benefits; (3) withdrawals; or (4) Surrenders.
Accrued Shield Rate for Interim Value Calculation
The Accrued Shield Rate is the portion of the Shield Rate that has accrued from the Term Start Date to any day within the Term. This is the amount that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is less than zero. The Accrued Shield Rate is equal to the Shield Rate multiplied by the number of days elapsed since the Term Start Date, divided by the total number of days in the Term. You get more of the Shield Rate the closer you are to the Term End Date.
Accrued Cap Rate for Interim Value Calculation
The Accrued Cap Rate is the portion of the Cap Rate that has accrued from the Term Start Date to any day within the Term. This is the maximum Index Performance that may be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is greater than zero. The Accrued Cap Rate is equal to the Cap Rate multiplied by the number of days elapsed since the Term Start Date, divided by the total number of days in the Term.
Accrued Step Rate for Interim Value Calculation
The Accrued Step Rate is the portion of the Step Rate that has accrued from the Term Start Date to any day within the Term. This is the rate that will be applied in calculating the Interim Value on any day prior to the Term End Date if Index Performance is equal to or greater than zero. The Accrued Step Rate is equal to the Step Rate multiplied by the number of days elapsed since the Term Start Date, divided by the total number of days in the Term.
For purposes of determining the Accrued Shield Rate, Accrued Cap Rate and Accrued Step Rate, the total number of days in each calendar year of a Term is 365.
Performance Rate for Determination of Interim Value.    The Performance Rate during a particular Term is the Index Performance, adjusted for the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate.
As noted above, the Interim Value is calculated using accrued values for the Shield Rate, Cap Rate and Step Rate. So if you annuitize, die, make a withdrawal or Surrender your Contract before the Term End Date, you will not receive the full benefit of the Shield Rate, Cap Rate or Step Rate but instead will receive the accrued percentage to the date of the annuitization, date of the payment of the death benefit, withdrawal or Surrender. In addition, a withdrawal from a Shield Option will reduce your Interim Value by the amount withdrawn on the date of the withdrawal. For example if you have a

Shield Option with a 1-Year Term, a Shield 10 and a 10% Cap Rate and you make a withdrawal halfway through your Term, the Interim Value will be calculated using your Accrued Shield Rate and Accrued Cap Rate. That means your Accrued Shield Rate will be 5% and your Accrued Cap Rate will be 5%.
The accrued rates are calculated as follows:
The Shield Rate (10%) is multiplied by the number of days elapsed since the Term Start Date (183) and divided by the total number of days in the Term (365), so the Accrued Shield Rate is 5%.
The Cap Rate (10%) is multiplied by the number of days elapsed since the Term Start Date (183) and divided by the total number of days in the Term (365), so the Accrued Cap Rate is 5%.
An Accrued Step Rate is calculated in the same manner—the Step Rate is multiplied by the number of days elapsed since the Term Start Date and divided by the total number of days in the Term. For example, if the Step Rate is 8% and the total number of days in the Term is 365 and 183 days have elapsed, then the Step Rate (8%) is multiplied by 183 and divided by 365 to arrive at an Accrued Step Rate of 4%.
Example 2—Calculating your Interim Value
Examples 2A and 2B are intended to show how an Interim Value is calculated. An Interim Value Calculation will be made if you annuitize, die, make a withdrawal or Surrender your Contract before the Term End Date. In both examples, assume Owner 1 allocates her $50,000 Purchase Payment to a 1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10%. Example 2A will illustrate an Interim Value calculation with positive Index Performance and Example 2B will illustrate an Interim Value calculation with negative Index Performance. For purposes of these examples, assume the activity that triggers the Interim Value calculation occurs exactly halfway through the Term and that there are no withdrawals made as of the date the Interim Value is calculated.
Example 2A—Positive Index Performance:
Term Start Date
Investment Amount	$50,000
Shield Rate	Shield 10
Cap Rate	10%
Index Value	500
Interim Value Calculation Halfway Through Term
Index Value	600
Index Performance(1)	20%
Accrued Cap Rate(2)	5%
Performance Rate(3)	5%
Performance Rate Adjustment(4)	$2,500
Interim Value(5)	$52,500

Notes to the table above:
(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Index Performance is calculated as follows:
(600 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index
Value at Term Start Date] = 20%
(2)	The Accrued Cap Rate is equal to the Cap Rate multiplied by the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Cap Rate is calculated as follows:
10% [Cap Rate] x 183 [number of days elapsed since the Term Start Date] ÷ 365 [total number of days in the Term] = 5%
(3)	The Performance Rate is equal to the Accrued Cap Rate because it cannot exceed the Accrued Cap Rate even though the Index Performance was at 20%.
(4)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x 5% [Performance Rate] = $2,500

(5)	The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. The Interim Value is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + $2,500 [Performance Rate Adjustment] = $52,500
Example 2B—Negative Index Performance:
Term Start Date
Investment Amount	$50,000
Shield Rate	Shield 10
Cap Rate	10%
Index Value	500
Interim Value Calculation Halfway Through Term
Index Value	400
Index Performance(1)	–20%
Accrued Shield Rate(2)	5%
Performance Rate(3)	–15%
Performance Rate Adjustment(4)	–$7,500
Interim Value(5)	$42,500

Notes to the table above:
(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Therefore the Index Performance is calculated as follows:
(400 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index
Value at Term Start Date]) = –20%
(2)	The Accrued Shield Rate is equal to the Shield Rate multiplied by the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Shield Rate is calculated as follows:
10% [Shield Rate] x 183 [number of days elapsed since the Term Start Date] ÷ 365 [total number of days in the Term] = 5%
(3)	The Performance Rate is –15% because the Index Performance is –20% and the Accrued Shield Rate of 5% absorbs up to 5% of the negative Index Performance.
(4)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x –15% [Performance Rate] = –$7,500
(5)	The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. The Interim Value is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + –$7,500 [Performance Rate Adjustment] = $42,500
Your Account Value
Your Account Value is the total of the Fixed Account Value and the value of the Shield Option(s) under your Contract during the Accumulation Period.
Withdrawal Provisions
Prior to the Annuity Date, you may, upon Notice to us, request a full or a partial withdrawal and we will withdraw that amount from your Account Value (the “Withdrawal Amount”). A withdrawal will result in a reduction to the Investment Amount in each Shield Option and the Fixed Account in the ratio that each Shield Option and the Fixed Account bears to the total Account Value, unless you instruct us otherwise. The amount payable to you will be a net amount equal to the Withdrawal Amount adjusted for any applicable Withdrawal Charge and Premium and Other Taxes. If applicable, the Withdrawal Charge is applied to the Withdrawal Amount that is in excess of the applicable Free Withdrawal Amount.
The total Withdrawal Amount from the Account Value must not be less than the Minimum Partial Withdrawal Amount ($500). If the withdrawal would result in the Account Value being less than the Minimum Account Value ($2,000), we will treat the withdrawal request as a request for a full withdrawal.

If you request a full or partial withdrawal, the Withdrawal Amount after adjustments for any Withdrawal Charge will result in our paying you a net amount. The net amount payable to you is equal to (a)-(b)-(c), where:
(a)	is the amount withdrawn from the Account Value, and
(b)	is the Withdrawal Charge, and
(c)	is the Premium and Other Taxes, if any.
Since the Withdrawal Amount will reduce the Investment Amount for each Shield Option by the percentage reduction in the Interim Value of such Shield Option (i.e., a proportionate reduction), a withdrawal when Index Performance is negative will cause a greater percentage reduction in the remaining Investment Amount relative to the percentage reduction for the same Withdrawal Amount when Index Performance is positive. For example, assume Owner 1 makes a $100,000 Purchase Payment at Contract issue and allocates the Purchase Payment equally to two Shield Options so that each starts with $50,000. This amount is the initial Investment Amount. Assume in 6 months Shield Option A has an Interim Value of $65,000 and Shield Option B has an Interim Value of $45,000. Assume at this time Owner 1 decides to make a withdrawal of $20,000. If the withdrawal is taken completely from Shield Option A, the reduction in the Interim Value is 30.77% ($20,000 ÷ $65,000). The Investment Amount for Shield Option A would then be reduced to $34,615.38 ($50,000 x (1-30.77%)). The total Investment Amount is then $84,615.38 ($34,615.38 + $50,000). If the entire withdrawal is taken from Shield Option B, the reduction in the Interim Value is 44.44% ($20,000 ÷ $45,000). The Investment Amount for Shield Option B would be reduced to $27,777.78 ($50,000 x (1-44.44%)). The total Investment Amount is then $77,777.78 ($50,000 + $27,777.78).
The remaining Investment Amount after a withdrawal will be used as the new Investment Amount for the Term until the Term End Date for that Shield Option. A partial withdrawal from a Shield Option does not affect the Cap Rate or Step Rate, as applicable, and the Shield Rate that will apply to the remaining Investment Amounts that are held in the Shield Option through the Term End Date.
After receipt of a Notice of withdrawal from you, we reserve the right to defer payment for a withdrawal for the period permitted by applicable law but not more than six (6) months.
We will pay interest on any delayed withdrawal payment paid ten (10) Business Days or later after receipt by us of any Notice to complete the transaction.  Interest will be paid in accordance with the laws and regulations in effect in the state of New York.
Divorce.    A withdrawal made pursuant to a divorce or separation agreement is subject to the same Withdrawal Charge provisions described in this section, if permissible under tax law. In addition, the withdrawal will reduce the Account Value and the death benefit. The withdrawal could have a significant negative impact on the death benefit.
Withdrawal Charge
We impose a Withdrawal Charge to reimburse us for contract sales expenses, including commissions and other distribution, promotion, and acquisition expenses. During the Accumulation Period, you can make a partial or complete withdrawal from your Contract.
The Withdrawal Charge is the percentage of the amount withdrawn from the Account Value in a Contract Year in excess of the Free Withdrawal Amount.
The Withdrawal Charge is calculated at the time of each withdrawal in accordance with the following:
Number of Complete Contract Years since Issue Date	Withdrawal Charge percentage
0	7%
1	7%
2	6%
3	5%
4	4%
5	3%
6 or more	0%
Note: For tax purposes, earnings from Non-Qualified Contracts are considered to come out first.

When No Withdrawal Charge Applies
In some cases we will not charge you the Withdrawal Charge when you make a withdrawal. We may, however, ask you to prove that you meet any of the following conditions:
(i)	Maturity of the Contract;
(ii)	Payment of the death benefit;
(iii)	Application of your Account Value to an Annuity Option;
(iv)	If the withdrawal is to avoid required Federal income tax penalties or to satisfy Federal income tax rules concerning minimum distribution requirements that apply to your Contract, except for RMDs on a decedent Roth IRA. For purposes of this exception, we assume that the Contract is the only contract or funding vehicle from which distributions are required to be taken and we will ignore all other Account Values;
(v)	If you properly “recharacterize” as permitted under Federal tax law your Traditional IRA Contract or Roth IRA Contract issued by us;
(vi)	If we agree in writing that none will apply. For example, if you transfer your Account Value to another approved annuity contract issued by us or one of our affiliates;
(vii)	Withdrawals pursuant to either the Nursing Home Exception or the Terminal Illness Exception (see below); or
(viii)	Withdrawals up to the Free Withdrawal Amount.
Nursing Home Exception/Terminal Illness Exception. After the first Contract Year, a Withdrawal Charge which would otherwise apply to a withdrawal will be waived, if you, or your Joint Owner:
•	(Nursing Home Exception) Has been a resident of certain nursing home facilities or a hospital for a minimum of 90 consecutive days or for a minimum total of 90 days where there is no more than a 6-month break in that residency and the residencies are for related causes, where you have exercised this right no later than 90 days after exiting the nursing home facility or hospital. The confinement must be prescribed by a physician and be medically necessary; or
•	(Terminal Illness Exception) Is diagnosed with a terminal illness and not expected to live more than 12 months (a physician certifies to your illness and life expectancy) and you were not diagnosed with the terminal illness as of the date we issued your Contract.
These Contract features are only available if you are less than 80 years old on the Contract Issue Date and terminate on the Annuity Date. These Contract features are free of charge. Additional conditions and requirements apply and are specified in the rider(s) that are part of your Contract.
Free Withdrawal Amount.    After the first Contract Year, you may withdraw a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount each Contract Year is equal to 10% of your Account Value as of the prior Contract Anniversary, less the total amount withdrawn from the Account Value in the current Contract Year. The Free Withdrawal Amount is non-cumulative and is not carried over to other Contract Years.
Systematic Withdrawal Program
For automated processing of RMD amounts withdrawn from an IRA Contract or qualified annuity Contract, you may elect this program in any Contract year. However, for automated processing of amounts withdrawn for purposes other than RMDs, you may elect this program after the first Contract Year for up to 10% of your Account Value as of the prior Contract Anniversary. We do not assess a charge for this program. You can receive payments monthly, quarterly, or annually provided that each payment must amount to at least $100 (a minimum of $500 must be distributed per Contract Year). We reserve the right to change the required minimum or the availability of this program. If the New York Stock Exchange is closed on a day when the withdrawal is to be made, we will process the withdrawal on the next Business Day. While the Systematic Withdrawal Program is in effect, you can make additional withdrawals. However, such withdrawals, in addition to the systematic withdrawals, will be considered when determining the applicability of any Withdrawal Charge.
Withdrawals under the Systematic Withdrawal Program may either be drawn proportionally from all Shield Options and the Fixed Account to which you are allocated, or you can designate specific Shield Option(s) and/or the Fixed Account from which the withdrawal will be drawn.
Each withdrawal, systematic or otherwise, reduces the Investment Amount for each Shield Option by the same percentage that the withdrawal reduces the Interim Value for that Shield Option. Each withdrawal from the Fixed Account reduces the value of that account by the amount of the withdrawal (dollar for dollar).

If you choose proportional withdrawals, all withdrawals are drawn from the Shield Options and Fixed Account in the ratio that each Shield Option(s) and/or the Fixed Account bears to your Account Value.
If you choose withdrawals from specific Shield Option(s) and/or the Fixed Account, all withdrawals are drawn from the specified Shield Option(s) and/or Fixed Account in an amount you determine. If there are insufficient funds in the specified Shield Options or the Fixed Account to cover the amount of the withdrawal, the withdrawal will be processed to take the amount in that Shield Option or Fixed Account to $0, and the remaining amount of the withdrawal will default to proportional from all Shield Options and the Fixed Account to which you are allocated. Future withdrawals under the Systematic Withdrawal Program will continue to be drawn proportionally, unless you instruct us otherwise.
You may terminate your participation in the Systematic Withdrawal Program at any time. We will terminate your participation in the Systematic Withdrawal Program when we receive notification of your death.
Income taxes, tax penalties, and certain restrictions may apply to withdrawals under the Systematic Withdrawal Program. Withdrawals under the Systematic Withdrawal Program are subject to the same Withdrawal Charge provisions and risks as any other withdrawals under the Contract. Among other things, this means that Withdrawal Amounts in excess of the Free Withdrawal Amount are subject to a Withdrawal Charge. Moreover, since Withdrawal Amounts from a Shield Option will reduce the Investment Amount for that Shield Option by the percentage reduction in the Interim Value of that Shield Option, a withdrawal when Index Performance is negative will cause a greater percentage reduction in the Investment Amount relative to the percentage reduction for the same Withdrawal Amount when Index Performance is positive. Since withdrawals under the Systematic Withdrawal Program are automatic, you will have no control over the timing of those withdrawals.
Example 3—Withdrawals
Examples 3A and 3B are intended to show how withdrawals work. In both examples assume that Owner 1 allocates her $50,000 Purchase Payment to the 1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10%. Example 3A will illustrate a withdrawal when Index Performance is positive and assumes no Withdrawal Charge applies due to a Withdrawal Charge waiver. Example 3B will illustrate a withdrawal when Index Performance is negative and a 7% Withdrawal Charge is applied. In both examples, Owner 1 takes only one $20,000 withdrawal exactly halfway through the Term. The remaining Investment Amount after a withdrawal will be used as the new Investment Amount for the Term until the Term End Date for that Shield Option (assuming no additional withdrawals).

Example 3A—Positive Index Performance and no Withdrawal Charge:
Term Start Date
Investment Amount	$50,000
Shield Rate	Shield 10
Cap Rate	10%
Index Value	500
Interim Value Calculation Halfway Through Term
Index Value	600
Index Performance(1)	20%
Accrued Cap Rate(2)	5%
Performance Rate(3)	5%
Performance Rate Adjustment(4)	$2,500
Interim Value(5)	$52,500
Withdrawal Amount taken	$20,000
Investment Amount adjusted for any withdrawals(6)	$30,952
Net Proceeds from withdrawal paid to Contract Owner(7)	$20,000
Term End Date
Index Value	700
Index Performance(8)	40%
Performance Rate(9)	10%
Performance Rate Adjustment(10)	$3,095
Investment Amount(11)	$34,047

Notes to the table above:
(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Index Performance is calculated as follows:
(600 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index
Value at Term Start Date]) = 20%
(2)	The Accrued Cap Rate is equal to the Cap Rate multiplied by the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Cap Rate is calculated as follows:
10% [Cap rate] x 183 [number of days elapsed since Term Start Date] ÷ 365 [total number of days in the Term] = 5%
(3)	The Performance Rate is equal to the Accrued Cap Rate because it cannot exceed the Accrued Cap Rate even though Index Performance was at 20%.
(4)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (no withdrawals have been taken so far) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x 5% [Performance Rate] = $2,500
(5)	The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment. This is the amount in the Shield Option selected that would be available if you annuitize, die, make a withdrawal or Surrender your Contract on that date. The Interim Value is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + $2,500 [Performance Rate Adjustment] = $52,500
(6)	The Investment Amount is reduced proportionally by the withdrawal taken based on the reduction in Interim Value. Therefore, the Investment Amount adjusted for any withdrawals is calculated as follows:
$50,000 [Investment Amount on Term Start Date] x (1-$20,000 [gross withdrawal amount halfway through the Term] ÷
$52,500 [Interim Value on date of withdrawal]) = $30,952
The proportionally reduced Investment Amount is used as the new Investment Amount for the Term until the Term End Date for this Shield Option (assuming no additional withdrawals.)
(7)	The net amount payable to the Contact Owner is equal to the amount withdrawn minus the Withdrawal Charge. The net amount payable is calculated as follows:
$20,000 [amount withdrawn] –$0 [Withdrawal Charge] = $20,000.

(8)	Index Performance at the Term End Date is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. Index Performance at the Term End Date is calculated as follows:
(700 [Index Value at Term End Date] — 500 [Index Value at Term Start Date]) ÷ 500 [Index
Value at Term Start Date] = 40%
(9)	Index Performance at the Term End Date exceeds the Cap Rate and therefore the Performance Rate at the Term End Date is equal to the Cap Rate.
(10)	The Performance Rate Adjustment at the Term End Date is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals multiplied by the Performance Rate at the Term End Date. The Performance Rate Adjustment at the Term End Date is calculated as follows:
$30,952 [Investment Amount adjusted for withdrawal] x 10% [Performance Rate at Term End Date] = $3,095
(11)	The Investment Amount at the Term End Date is equal to the Investment Amount one year after the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment at Term End Date. The Investment Amount at the Term End Date is calculated as follows:
$30,952 [Investment Amount adjusted for withdrawal] + $3,095 [Performance Rate Adjustment at Term End Date] = $34,047
Example 3B—Negative Index Performance and Withdrawal Charge:
Term Start Date
Investment Amount	$50,000
Shield Rate	Shield 10
Cap Rate	10%
Index Value	500
Interim Value Calculation Halfway Through Term
Index Value	400
Index Performance(1)	–20%
Accrued Shield Rate(2)	5%
Performance Rate(3)	–15%
Performance Rate Adjustment(4)	–$7,500
Interim Value Halfway Through Term(5)	$42,500
Withdrawal Amount taken	$20,000
Investment Amount adjusted for any withdrawals(6)	$26,471
Free Withdrawal Amount(7)	$5,000
Withdrawal Charge Amount(8)	$1,050
Net Proceeds from Withdrawal paid to Contract Owner(9)	$18,950
Term End Date
Index Value	450
Index Performance(10)	–10%
Performance Rate(11)	0%
Performance Rate Adjustment(12)	$0
Investment Amount(13)	$26,471

Notes to the table above:
(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Interim Value calculation. Index Performance is calculated as follows:
(400 [Index Value on date of Interim Value calculation] — 500 [Index Value at Term Start Date]) ÷ 500 [Index
Value at Term Start Date]) = –20%
(2)	The Accrued Shield Rate is equal to the Shield Rate multiplied by the number of days elapsed since the Term Start Date divided by the total number of days in the Term. The Accrued Shield Rate is calculated as follows:
10% [Shield Rate] x 183 [number of days elapsed since Term Start Date] ÷ 365 [total number of days in the Term] = 5%

(3)	The Performance Rate is –15% because the Index Performance is –20% and the Accrued Shield Rate of 5% absorbs up to 5% of the negative Index Performance.
(4)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (no withdrawals have been taken so far) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x –15% [Performance Rate] = –$7,500
(5)	The Interim Value is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment. This is the amount in the Shield Option selected that would be available if you annuitize, die, make a withdrawal or Surrender your Contract on that date. The Interim Value is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + –$7,500 [Performance Rate Adjustment] = $42,500
(6)	The Investment Amount is reduced proportionally by the withdrawal taken based on the reduction in Interim Value. Therefore, the Investment Amount adjusted for any withdrawals is calculated as follows:
$50,000 [Investment Amount on the Term Start Date] x (1-$20,000 [gross withdrawal amount halfway through the Term]) ÷ $42,500 [Interim Value on date of withdrawal] = $26,471
The proportionally reduced Investment Amount will be used as the new Investment Amount for the Term until the Term End Date for this Shield Option (assuming no additional withdrawals.)
(7)	The Free Withdrawal Amount is the value as of the most recent Contract Anniversary multiplied by the Free Withdrawal Amount Percentage. The Free Withdrawal Amount is calculated as follows:
$50,000 [value as of most recent Contract Anniversary] x 10% [Free Withdrawal Amount percentage] = $5,000
(8)	The Withdrawal Charge Amount is the gross withdrawal amount minus the Free Withdrawal Amount multiplied by the Withdrawal Charge.
($20,000 [gross withdrawal amount] – $5,000 [Free Withdrawal Amount]) x 7% [Withdrawal Charge] = $1,050
(9)	The net amount payable to the Contact Owner is equal to the amount withdrawn minus the Withdrawal Charge. The net amount payable is calculated as follows:
$20,000 [amount withdrawn] – $1,050 [Withdrawal Charge] = $18,950
(10)	Index Performance at the Term End Date is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. Index Performance at the Term End Date is calculated as follows:
(450 [Index Value at Term End Date] — 500 [Index Value at Term Start Date]) ÷ 500 [Index
Value at Term Start Date] = –10%
(11)	The Performance rate at the Term End Date is 0% because the Index Performance at the Term End Date is –10% and the Shield 10 absorbs up to 10% of the negative Index Performance.
(12)	The Performance Rate Adjustment at the Term End Date is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals multiplied by the Performance Rate at the Term End Date. The Performance Rate Adjustment at the Term End Date is calculated as follows:
$26,471 [Investment Amount adjusted for withdrawal] x 0% [Performance Rate at Term End Date] = $0
(13)	The Investment Amount at the Term End Date is equal to the Investment Amount adjusted for any withdrawals plus the Performance Rate Adjustment at Term End Date. The Investment Amount at the Term End Date is calculated as follows:
$26,471 [Investment Amount adjusted for withdrawal] + $0 [Performance Rate Adjustment at Term
End Date] = $26,471
Transfers
During the Transfer Period you may make transfers to or from the Fixed Account and/or to or from the Shield Option(s) subject to the Minimum Allocation of $500. We must receive notification of your election to transfer, in a form satisfactory to us or by calling us at 1-888-243-1932, no later than five (5) calendar days after the Contract Anniversary on which the transfer will take place. Your financial representative can provide more information or you may contact our Annuity Service Office. You cannot make transfers outside the Transfer Period and transfers may not be made after the Annuity Date. To make a transfer from a Shield Option in which you have an Investment Amount the Shield Option must have reached its Term End Date. The Transfer Period is the five (5) days following the Contract Anniversary coinciding with the Term End Date and Interest Rate Term End Date, as applicable, for the Shield Option(s) and/or the Fixed Account. The effective date of such transfer is the first day of the Interest Rate Term and/or a Term(s) in which the transfer is made.
During the Transfer Period, the Interim Value of each Shield Option will equal the Investment Amount in that Shield Option. After the Transfer Period, the Interim Value of that Shield Option is equal to the Investment Amount in the Shield Option, adjusted for the Index Performance of the associated Index and subject to the applicable Accrued Shield Rate, Accrued Cap Rate or Accrued Step Rate.
At the Term End Date, the Investment Amount allocated to the Shield Option that has reached its Term End Date will automatically be renewed into the same Shield Option unless you elect to transfer into a different Shield Option or the Fixed Account. If the same Shield Option is no longer available at the end of the existing Term, these amounts will automatically transfer into the Fixed Account at the Term End Date, unless otherwise instructed by you. The amounts transferred to the Fixed Account must remain in the Fixed Account until the Interest Rate Term End Date (which, currently, will not be less than one (1) year). If the Fixed Account is not available, these amounts will automatically transfer into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate and the lowest Cap Rate, from the Shield Options available at the Term End Date, unless otherwise instructed by you. You have the Transfer Period to notify us if you want to transfer some or all of your Investment Amount to a new Shield Option(s) or the Fixed Account.
Renewals. For renewals into the same Shield Option, a new Cap Rate or Step Rate, as applicable, will be declared and will go into effect on the Contract Anniversary that coincides with the beginning of the new Shield Option.
Example 4—Transfers
Example 4 is intended to show how transfers work. Owner 1 allocates her $50,000 Purchase Payment to the 1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10%. At the end of the 1-Year Term, she transfers 50% of her 1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10% into a 1-Year Term / Shield 10 / Russell 2000® Index with a Cap Rate of 12% and opts to let the remaining 50% of her Investment Amount automatically renew.
Shield Options prior to Transfer:
Contract Year	1
Term Start Date
Investment Amount	$50,000
Index Value	1,000
Term End Date
Index Value	1,200
Index Performance(1)	20%
Cap Rate	10%
Shield Rate	Shield 10
Performance Rate (one year)(2)	10%
Performance Rate Adjustment(3)	$5,000
Investment Amount(4)	$55,000

Notes to the table above:
(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the Term End Date. Index Performance is calculated as follows:
(1,200 [Index Value at Term End Date] — 1,000 [Index Value at Term Start Date]) ÷ 1,000 [Index
Value at Term Start Date]) = 20%
(2)	Since Index Performance is greater than zero and exceeds the Cap Rate, the Performance Rate equals the Cap Rate.
(3)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:
$50,000 [Investment Amount at Term Start Date] x 10% [Performance Rate] = $5,000
(4)	The Investment Amount at Term End Date is equal to the Investment Amount at Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) plus the Performance Rate Adjustment. The Investment Amount is calculated as follows:
$50,000 [Investment Amount at Term Start Date] + $5,000 [Performance Rate Adjustment] = $55,000

Shield Options after Transfer:
Contract Year	2
	1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10%	1-Year Term / Shield 10 / Russell 2000® Index with a Cap Rate of 12%
Investment Amount at Term Start Date (second term)(1)	$27,500	$27,500

Notes to the table above:
(1)	The Investment Amount at Term End Date is reallocated so that 50% is renewed in the same Shield Option and 50% is allocated to a new Shield Option.
Death Benefit
If you die during the Accumulation Period, we will pay a death benefit to your Beneficiary (or Beneficiaries). The standard death benefit for your Contract is described below.
Please check your Contract and riders for the specific provisions applicable to you. We will require both due proof of death and an acceptable election for the payment method before any death benefit is paid. Our obligations are subject to all payments made and actions taken by us before our receipt of Notice of due proof of death. (See “General Death Benefit Provisions” below.)
Standard Death Benefit
If you are age 76 or older at the Issue Date of your Contract, the standard death benefit is the Account Value.
If you are age 75 or younger at the Issue Date of your Contract, the standard death benefit will be the Return of Premium death benefit which is the greater of:
(1)	your Account Value; or
(2)	your Purchase Payment, reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal (including any applicable Withdrawal Charge).
If a non-natural person owns the Contract, then the Annuitant will be deemed to be the Owner for purposes of determining the Death Benefit Amount. If Joint Owners are named, the age of the oldest Joint Owner will be used to determine the Death Benefit Amount.
If the Owner is a natural person and the Owner is changed to someone other than a spouse, the Death Benefit Amount will be determined as defined above; however, for the Return of Premium death benefit, subsection (2) will be changed to provide as follows: “the Account Value as of the effective date of the change of Owner, reduced proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal (including any applicable Withdrawal Charge) made after such date.”
In the event that a Beneficiary who is the spouse of the Owner elects to continue the Contract in his or her name after the Owner dies, the Death Benefit Amount for the Return of Premium death benefit, will be determined in accordance with (1) or (2) above.
The Death Benefit Amount cannot be withdrawn as a lump sum prior to the death of the Owner (or Annuitant where the Owner is a non-natural person).
The current Death Benefit Amount will appear on any reports that are sent to you.
The death benefit terminates (a) upon termination of the Contract; (b) when the entire Account Value is applied to an Annuity Option; or (c) when the Account Value is reduced to zero.
See Appendix C for examples of the Return of Premium death benefit.
General Death Benefit Provisions
If the Beneficiary under a Qualified Contract is the Annuitant’s spouse, the tax law generally allows distributions to begin by the year in which the Annuitant would have reached 72 (which may be more or less than ten years after the Annuitant’s death).

The Death Benefit Amount is determined as of the end of the Business Day on which we receive both due proof of death and an acceptable election for the payment method. Where there are multiple Beneficiaries, the death benefit will be determined as of the time the first Beneficiary submits the necessary documentation in Good Order. The Death Benefit Amount remains in the Contract until each of the other Beneficiaries submits the necessary documentation in Good Order to claim his/her death benefit. Any Death Benefit Amounts held in the Contract on behalf of the remaining Beneficiaries will remain in the existing Shield Options and/or the Fixed Account and are subject to fluctuation in value. This risk is borne by the Beneficiaries. There is no additional death benefit guarantee.
For the Return of Premium death benefit, if the Beneficiary chooses to continue the Contract, any excess of the Death Benefit Amount over the Account Value will be allocated to the Fixed Account, regardless of whether the Fixed Account is not otherwise currently available to you for allocation. If at the time such excess Death Benefit Amount is allocated to the Fixed Account and either (a) the Fixed Account is not available or (b) the Fixed Account transfer and allocation restrictions are in effect, such amount will remain in the Fixed Account until the next Contract Anniversary when it (excluding earned interest) will be transferred out of the Fixed Account into the Shield Option with, in order of priority, the shortest Term, the highest Shield Rate, and the lowest Cap Rate from the Shield Options available, unless otherwise directed by the Beneficiary. The interest earned on the excess Death Benefit Amount will remain in the Fixed Account unless otherwise instructed by the Beneficiary. See Appendix D — Fixed Account Value for information regarding the Fixed Account transfer and allocation restrictions.
Upon the death of either Owner, the surviving Joint Owner will be the primary Beneficiary. Any other Beneficiary designation will be treated as a contingent Beneficiary, unless instructed otherwise.
If we are presented with notification of your death before any requested transaction is completed, we will cancel the request. As described above, the death benefit will be determined when we receive both due proof of death and an election for the payment method.
We will pay interest on any delayed death benefit payments from the date of death. Interest will be paid in accordance with the laws and regulations in effect in the state of New York.
Controlled Payout
You may elect to have the death benefit proceeds paid to your Beneficiary in the form of Income Payments for life or over a period of time that does not exceed your Beneficiary’s life expectancy, subject to applicable tax law requirements. This election must be in writing in a form acceptable to us. You may revoke the election only in writing and only in a form acceptable to us. Upon your death, the Beneficiary cannot revoke or modify your election. The Controlled Payout is only available to Non-Qualified Contracts.
Death of Owner During the Accumulation Period
The death benefit will be paid to your Beneficiary(ies) upon your death, or the first death of a Joint Owner. If the Contract is owned by a non-natural person, the Annuitant will be deemed the Owner in determining the death benefit. If there are Joint Owners, the age of the older Owner will be used to determine the death benefit.
Death of Annuitant During the Accumulation Period
Upon the death of an Annuitant, who is not the Owner or Joint Owner, the Owner (or Oldest Joint Owner) automatically becomes the Annuitant, unless the Owner chooses a new Annuitant, subject to the maximum specified age in effect at the time of the request. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of an Owner, and a new Annuitant may not be named. (See “Death of Owner During the Accumulation Period” above).
Death Benefit Options
In the event an Owner (or the Annuitant, where the Owner is not an individual) dies during the Accumulation Period, a Beneficiary must choose payment of the death benefit under one of the options below (unless the Owner has previously made the election or due to the requirements of the Code). The death benefit options available under the Contract include the following and any other options acceptable to you and us:
(a)	Option 1—lump sum payment in cash; or
(b)	Option 2—payment of the entire death benefit under a Non-Qualified Contract within five (5) years (or under a Qualified Contract generally within ten (10) years) of the date of death of the Owner or the first Joint Owner to die; or

(c)	Option 3—payment of the death benefit under an Annuity Option or other periodic payment option acceptable to us (if permitted by the Code) in substantially equal periodic payments (made at least annually) over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one (1) year of the date of death of the Owner or the first Joint Owner to die. Any portion of the death benefit not applied within one (1) year of the date of the Owner’s or Joint Owner’s death must be distributed within five (5) years of the date of death.
For Non-Qualified Contracts, payment must begin within one year of the date of death. For Qualified Contracts, payment must begin no later than the end of the calendar year immediately following the year of death.
We may also offer a payment option, for both Non-Qualified Contracts and certain Qualified Contracts, under which your Beneficiary may receive payments, over a period not extending beyond his or her life expectancy, under a method of distribution similar to the distribution of RMDs that are taken as withdrawals from Individual Retirement Accounts. Such payment option may be limited to certain categories of beneficiaries. If this option is elected, we will issue a new contract to your Beneficiary in order to facilitate the distribution of payments. Upon the death of your Beneficiary, the death benefit would be required to be distributed in accordance with applicable tax law requirements. In some cases, this will require that the proceeds be distributed more rapidly than the method of distribution in effect at the time of your Beneficiary’s death. (See “FEDERAL TAX CONSIDERATIONS.”)
If a lump sum payment is elected and all the necessary requirements are met, the payment will be made within seven (7) days.
All options must comply with applicable federal income tax rules. The tax rules are complex and differ for Non-Qualified Contracts and Qualified Contracts. As a general matter, the entire death benefit must be paid within five years (or in some cases 10 years for Qualified Contracts) of the Owner’s date of death unless an exception applies. You should consult your tax adviser about the tax rules applicable to your situation.
Beneficiary Continuation Options.    We offer two types of Beneficiary Continuation Options during the Accumulation Period: the Spousal Continuation and Non-Spousal Beneficiary Continuation Options described below. We must receive Notice of the election of one of these Beneficiary Continuation Options by the end of the 90th day after we receive Notice of due proof of death. If the surviving spouse qualifies for Spousal Continuation and has not chosen one of the death benefit options above by the end of the 90 day period, the Spousal Continuation Option will be automatically applied on the 90th day. If a Non-Spousal Beneficiary qualifies for Non-Spousal Beneficiary Continuation and has not chosen one of the death benefit options above by the end of the 90 day period, the Non-Spousal Beneficiary Continuation Option will be automatically applied on the 90th day.
Spousal Continuation.    If the Owner dies during the Accumulation Period, the spouse may choose to continue the Contract in his or her own name, to the extent permitted by tax law, and exercise all of the Owner’s rights under the Contract. Upon such election the Account Value will be adjusted to an amount equal to the Death Benefit Amount determined upon such election and receipt of due proof of death of the Owner. Any excess of the Death Benefit Amount over the Account Value will be allocated to the Fixed Account. (See “General Death Benefit Provisions” for more information.)
Spousal continuation will not be allowed to the extent it would fail to satisfy minimum required distribution rules for Qualified Contracts. (see “FEDERAL TAX CONSIDERATIONS.”)
Non-Spousal Beneficiary Continuation.    A Beneficiary who is not a spouse generally can choose to continue a Non-Qualified Contract until the fifth anniversary of the Owner’s death, and a Qualified Contract generally until the tenth anniversary of the Owner’s death. The Contract can be continued by a Beneficiary only if his or her share of the death benefit is at least equal to the Minimum Account Value. If the Beneficiary continues the Contract under this provision his or her share will not be paid. It will instead be continued in the Contract on the date we determine the Death Benefit Amount. Such Beneficiary will have the right to make partial and full withdrawals of his/her share of the Contract, not subject to Withdrawal Charges. Such Beneficiary will also have the right to make transfers at the Term End Date or the Interest Rate Term End Date.
During the continuation period the Beneficiary can choose to receive his/her share of the Contract in a single lump sum payment or, to the extent permitted by the Code, apply it to an Annuity Option or other option acceptable to us that must be payable for the life of the Beneficiary or for a term no longer than the life expectancy of the Beneficiary starting within one (1) year after the death of the Owner.
On the fifth anniversary of the death of a Non-Qualified Contract Owner, (or generally the tenth anniversary of the death of a Qualified Contract Owner), any Beneficiary will be paid his/her share of the Account Value that has not been applied to an Annuity Option or other settlement option permissible under the Code, in a single lump sum payment and the Contract will terminate.

Income Payments (The Income Period)
Annuity Date
Under the Contract you can receive regular Income Payments. You can choose the month and year in which those payments begin (the “Annuity Date”). The Annuity Date must not be less than thirteen (13) months from the Issue Date and will be the first day of the calendar month unless, subject to our current established administrative procedures, we allow you to select another day of the month as your Annuity Date. You can change the Annuity Date at any time before the Annuity Date, subject to certain limitations and restrictions that may apply in New York state. Income Payments must begin on, or before, the Maturity Date. Please note that in the Contract, the Annuity Date and Maturity Date are the same date.
Maturity Date
The Maturity Date is specified in your Contract at purchase and is the first day of the calendar month following the Annuitant’s 90th birthday or 10 years from the date we issue your Contract, whichever is later. If Income Payments don’t begin on, or before, the Maturity Date, the Contract will be annuitized at the Maturity Date under the Contract’s default Annuity Option, or you can make a complete withdrawal of your Account Value.
You can change or extend your Maturity Date at any time before the Maturity Date with thirty (30) days prior notice to us (subject to restrictions that may apply in New York state, restrictions imposed by your selling firm and our current established administrative procedures.) The latest date we will allow you to extend to must be based on the Owner’s age and not the Annuitant’s age. You must contact us at our Annuity Service Office to make this election. This requirement may be changed by us. Please be aware that once your Contract is annuitized, you are ineligible to receive the death benefit.
Income Payments
You (unless another payee is named) will receive Income Payments during the Income Period. The Annuitant is the natural person(s) whose life we look to in the determination of Income Payments. All Income Payments are fixed as to amount.
The Account Value, less any applicable Premium Taxes on the day immediately preceding the Annuity Date will be used to determine the Income Payment amount. The amount of each Income Payment will be based upon the Annuity Option elected, the Annuitant’s age, the Annuitant’s sex (where permitted by law), and the appropriate Annuity Option table. Your annuity rates will not be less than those guaranteed in your Contract at the time of purchase. If, as of the annuity calculation date, the then current Annuity Option rates applicable to this class of contracts provide an Income Payment greater than that which is guaranteed under the same Annuity Option under the Contract, the greater payment will be made.
Income Payments will be paid as monthly installments or at any frequency acceptable to you and us. If the amount of the Account Value to be applied under an Annuity Option is less than $5,000, we reserve the right to make one lump sum payment equal to the then current Account Value in lieu of Income Payments. If the amount of the Income Payment would be less than $100, we may reduce the frequency of payments to an interval which will result in the payment being at least $100, but with a frequency of no less than annually.
Annuity Options
You can choose among income plans (the “Annuity Options”). You can change it at any time before the death benefit becomes payable or the Annuity Date.
If you do not choose an Annuity Option at the time you purchase the Contract, Option 2, which provides a life annuity with 10 years of guaranteed Income Payments, will automatically be applied.
You can choose one of the following Annuity Options or any other Annuity Option acceptable to us. After Income Payments begin, you cannot change the Annuity Option, subject to the requirements of the Code.
If more than one frequency is permitted under your Contract, choosing less frequent payments will result in each Income Payment being larger. Annuity Options that guarantee that payments will be made for a certain number of years regardless of whether the Annuitant or joint Annuitant are alive (such as Options 2 and 4 below) result in Income Payments that are smaller than Annuity Options without such a guarantee (such as Options 1 and 3 below). For Annuity Options with a designated period, choosing a shorter designated period will result in each Income Payment being larger.
Option 1. Life Annuity.    Under this option, we will make Income Payments so long as the Annuitant is alive. We stop making Income Payments after the Annuitant’s death. It is possible under this option to receive only one Income Payment if the Annuitant dies before the due date of the second payment or to receive only two Income Payments if the Annuitant dies before the due date of the third payment, and so on.

Option 2. Life Annuity With 10 Years of Income Payments Guaranteed.    Under this option, we will make Income Payments so long as the Annuitant is alive. If, when the Annuitant dies, we have made Income Payments for less than ten years, we will then continue to make Income Payments to the Beneficiary for the rest of the 10 year period.
Option 3. Joint and Last Survivor Annuity.    Under this option, we will make Income Payments so long as the Annuitant and a second person (joint Annuitant) are both alive. When either Annuitant dies, we will continue to make Income Payments, so long as the survivor continues to live. We will stop making Income Payments after the last survivor’s death.
Option 4. Joint and Last Survivor Annuity with 10 Years of Income Payments Guaranteed.    Under this option, we will make Income Payments so long as the Annuitant and a second person (joint Annuitant) are both alive. When either Annuitant dies, we will continue to make Income Payments, so long as the survivor continues to live. If, at the last death of the Annuitant and the joint Annuitant, we have made Income Payments for less than ten years, we will then continue to make Income Payments to the Beneficiary for the rest of the 10 year period.
We may require proof of the age or sex of an Annuitant before making any Income Payments under the Contract that are measured by the Annuitant’s life. If the age or sex of the Annuitant has been misstated, the amount payable will be the amount that the Account Value would have provided at the correct age or sex. Once Income Payments have begun, the amount of any overpayments or underpayments, with interest at 6% per annum, will be, as applicable, deducted from, or added to, the payment or payments made after the adjustment.
Upon the death of the last surviving Annuitant, the Beneficiary may choose to continue receiving income payments (if permitted by the Code) or to receive the commuted value of the remaining guaranteed payments. The calculation of the commuted value will be done using the then current Annuity Option rates.
Due to underwriting, administrative or Code considerations, there may be limitations on payments to the survivor under Options 3 and 4 and/or the duration of the guarantee period under Options 2 and 4.
Tax rules with respect to decedent contracts may prohibit the election of Joint and Last Survivor Annuity Options (or income types) and may also prohibit payments for as long as the Owner’s life in certain circumstances.
In addition to the Annuity Options described above, we may offer an additional payment option that would allow your Beneficiary to take distribution of the Account Value over a period not extending beyond his or her life expectancy. Under this option, annual distributions would not be made in the form of an annuity, but would be calculated in a manner similar to the calculation of RMDs from IRAs. (See “FEDERAL TAX CONSIDERATIONS.”) We generally intend to make this payment option available to both Qualified Contracts and Non-Qualified Contracts, to the extent allowed under the Code; however, such payment option may be limited to certain categories of beneficiaries. In the event that you purchased the Contract as a Qualified Contract, you must take distribution of the Account Value in accordance with the minimum required distribution rules set forth in applicable tax law. (See “FEDERAL TAX CONSIDERATIONS.”) Under certain circumstances, you may satisfy those requirements by electing an Annuity Option. Upon your death, if Income Payments have already begun under a Qualified Contract, applicable tax law may require that any remaining Income Payments be paid over a shorter period than originally elected or otherwise adjusted to comply with the tax law. If you purchased the Contract as a Non-Qualified Contract, the tax rules that apply upon your death are similar to the tax rules for Qualified Contracts, but differ in some material respects. For example, if you die after Income Payments have already begun under a Non-Qualified Contract, any remaining Income Payments can continue to be paid, provided that they are paid at least as rapidly as under the method of distribution in effect at the time of your death.
Death of Owner During the Income Period
If the Owner (or a Joint Owner), is not the Annuitant, and dies during the Income Period, any remaining guaranteed payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at the time of the Owner’s (or Joint Owner’s) death, but in all events in accordance with applicable tax law requirements. Upon the death of the Owner (or a Joint Owner) during the Income Period, the Beneficiary becomes entitled to exercise the rights of the Owner. If an Owner (or Joint Owner) is the Annuitant and dies during the Income Period, any remaining Income Payments (except under Option 1 or Option 3) will be as specified in the Annuity Option chosen and will continue at least as rapidly as under the method of distribution in effect at the time of the Owner’s (or Joint Owner’s) death, but in all events in accordance with applicable tax law requirements.
PREMIUM AND OTHER TAXES
We reserve the right to deduct from the Purchase Payment or Account Value any taxes relating to the Contract paid by us to any government entity. New York state does not currently assess Premium Taxes on purchase payments you make. We will determine when taxes relate to the Contract.

We may pay taxes when due and deduct that amount from the Account Value at a later date. Payment at an earlier date does not waive any right we may have to deduct amounts at a later date. Generally, it is our practice not to charge Premium Taxes until Income Payments begin.
INCOME TAXES
We reserve the right to deduct from the Contract for any income taxes which we incur because of the Contract. At the present time, however, we are not incurring any such income tax or making any such deductions.
FEDERAL TAX CONSIDERATIONS
Introduction
The following information on taxes is a general discussion of the subject. It is not intended as tax advice. The provisions of the Code that govern the Contract are complex and subject to change. The applicability of Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your Contract. Nor does this discussion address other Federal tax consequences (such as estate and gift taxes, sales to foreign individuals or entities), or state or local tax consequences, which may affect your investment in the Contract. As a result, you should always consult a tax adviser for complete information and advice applicable to your individual situation.
You are responsible for determining whether your purchase of a Contract, withdrawals, income payments and any other transactions under your Contract satisfy applicable tax law.
We do not expect to incur Federal, state or local income taxes on the earnings or realized capital gains attributable to the Separate Account. However, if we do incur such taxes in the future, we reserve the right to charge amounts allocated to the Separate Account for these taxes.
For Federal tax purposes, the term “spouse” refers to the person to whom you are lawfully married, regardless of sex. The term “spouse” generally will not include individuals who are in a registered domestic partnership or civil union not denominated as marriage under state or other applicable law.
Non-Qualified Annuity Contracts
This discussion assumes the Contract is a “non-qualified” annuity Contract for Federal income tax purposes, that is not held in a tax qualified “plan.” Tax qualified plans include arrangements described in Code Sections 401(a), 401(k), 403(a), 403(b) or tax sheltered annuities (“TSA”), 408 or “IRAs” (including SEP and SIMPLE IRAs), 408A or “Roth IRAs” and 457(b) plans. Contracts owned through such plans are referred to below as “qualified” contracts.
Non-Qualified Annuity Contracts Owned by Corporations and Other Legal Entities
Taxes on earnings are deferred until you take money out. Non-qualified annuity Contracts owned by a non-natural person, such as corporations or certain other legal entities (other than a trust that holds the Contract as an agent for a natural person), do not receive tax deferral on earnings.
Accumulation
Generally, an owner of a non-qualified annuity Contract is not taxed on increases in the value of the Contract until there is a distribution from the Contract, i.e. surrender, partial withdrawal income payments or commutation. This deferral of taxation on accumulated value in the Contract is limited to Contracts owned by or held for the benefit of “natural persons.” A Contract will be treated as held by a natural person even if the nominal owner is a trust or other entity which holds the Contract as an agent for the exclusive benefit of a natural person.
In contrast, a Contract owned by other than a “natural person,” such as a corporation, partnership, trust or other entity (other than a trust holding the Contract as an agent for a natural person), will be taxed currently on the increase in accumulated value in the Contract in the year earned.
Surrenders or Withdrawals—Early Distribution
If you take a withdrawal from your Contract, or surrender your Contract prior to the date you commence taking annuity or “income” payments (the “Annuity Starting Date”), the amount you receive will generally be treated first as coming from earnings, if any, (and thus subject to income tax) and then from your purchase payments (which are not subject to income tax). If the accumulated value is less than your purchase payments upon surrender of your Contract, your ability to claim any unrecovered purchase payments on your Federal income tax return as a miscellaneous itemized deduction is suspended under the 2017 Tax Cuts and Job Act effective for tax years beginning after December 31, 2017 and before January 1, 2026.
The portion of any withdrawal from an annuity Contract that is subject to income tax may also be subject to a 10% Federal income tax penalty for “early” distribution if such withdrawal is taken prior to you reaching age 59 1⁄2, unless an exception applies. Exceptions include distributions made:
(a)	on account of your death or disability;
(b)	as part of a series of substantially equal periodic payments made at least annually payable for your life (or life expectancy) or joint lives (or joint life expectancies) of you and your designated beneficiary; or
(c)	under certain immediate income annuities.
If you receive systematic payments that you intend to qualify for the “substantially equal periodic payments” exception noted above, any modifications (except due to death or disability) to your payment before age 59 1⁄2 or within five years after beginning these payments, whichever is later, will result in the retroactive imposition of the 10% Federal income tax penalty with interest. Such modifications may include but are not limited to additional purchase payments to the Contract (including tax-free transfers or rollovers) or additional withdrawals from the Contract.
Amounts received as a partial withdrawal may be fully includable in taxable income to the extent of gain in the Contract.
Aggregation
If you purchase two or more deferred annuity Contracts after October 21, 1988, from BLNY (or its affiliates) during the same calendar year, the law requires that all such Contracts must be treated as a single Contract for purposes of determining whether any payments not received as an annuity (e.g., withdrawals) will be includible in income. Aggregation could affect the amount of a withdrawal that is taxable and subject to the 10% Federal income tax penalty described above. Since the IRS may require aggregation in other circumstances as well, you should consult a tax adviser if you are purchasing more than one annuity Contract from the same insurance company in a single calendar year. Aggregation does not affect distributions paid in the form of an annuity (See “Taxation of Payments in Annuity Form” below).
Exchanges/Transfers
The annuity Contract may be exchanged in whole or in part for another annuity contract or a long-term care insurance policy. An exchange in whole of an annuity for another annuity or for a qualified long-term care insurance policy will generally be a tax-free transaction under Section 1035 of the Code. The partial exchange of an annuity contract may be a tax-free transaction provided that, among other prescribed IRS conditions, no amounts are distributed from either contract involved in the exchange for 180 days following the date of the exchange—other than annuity payments made for life, joint lives, or for a term of 10 years or more. If a distribution is made from either contract within the 180-day period after the exchange or the exchange otherwise fails to satisfy other IRS prescriptions, the IRS reserves the right to characterize the exchange in a manner consistent with its substance, based on general tax principles and all the facts and circumstances. For instance, such distribution from either contract may be taxable to the extent of the combined gain attributable to both contracts, or only to the extent of your gain in the contract from which the distribution is paid. Some of the ramifications of a partial exchange remain unclear. You should consult your tax adviser concerning potential tax consequences prior to any partial exchange or split of annuity contracts.
A transfer of ownership of the Contract, or the designation of an annuitant or other beneficiary who is not also the Contract owner, may result in income or gift tax consequences to the Contract owner. You should consult your tax adviser if you are considering such a transfer or assignment.
Death Benefits
For non-qualified Contracts, the death benefit is taxable to the recipient in the same manner as if paid to the Contract owner (under the rules for withdrawals or income payments, whichever is applicable).
After your death, any death benefit determined under the Contract must be distributed according to certain rules. The method of distribution that is required depends on whether you die before or after the Annuity Starting Date. If you die on or after the Annuity Starting Date, the remaining portion of the interest in the Contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death. If you die before the Annuity Starting Date, the entire interest in the Contract must be distributed within five (5) years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death) and the beneficiary must be a natural person. Additionally, if the annuity is payable to (or for the benefit of) your surviving spouse, that portion of the Contract may be continued with your spouse as the owner. For Contracts owned by a non-natural person, the required distribution rules apply upon the death of the annuitant. If there is more than one annuitant of a Contract held by a non-natural person, then such required distributions will be triggered by the death of the first co-annuitant.
Taxation of Payments in Annuity Form
Payments received from the Contract in the form of an annuity, are taxable as ordinary income to the extent they exceed the portion of the payment determined by applying the exclusion ratio to the entire payment. The exclusion ratio is determined at the time the Contract is annuitized (i.e. accumulated value is converted to an annuity form of distribution). Generally, the applicable exclusion ratio is your investment in the Contract divided by the total payments you expect to receive based on IRS factors, such as the form of annuity and mortality. The excludable portion of each annuity payment is the return of investment in the Contract and it is excludable from your taxable income until your investment in the Contract is fully recovered. We will make this calculation for you. However, it is possible that the IRS could conclude that the taxable portion of income payments under a non-qualified Contract is an amount greater—or less—than the taxable amount determined by us and reported by us to you and the IRS.
Once you have recovered the investment in the Contract, further annuity payments are fully taxable. If you die before your investment in the Contract is fully recovered, the balance may be deducted on your last tax return, or if annuity payments continue after your death, the balance may be deducted by your beneficiary.
The IRS has not furnished explicit guidance as to how the excludable amount is to be determined each year under variable income annuities that permit transfers between a fixed annuity option and variable investment options, as well as transfers between investment options after the Annuity Starting Date. Once annuity payments have commenced, you may not be able to transfer to another non-qualified annuity contract or a long-term care contract as part of a tax-free exchange.
If you receive payments that you intend to qualify for the “substantially equal periodic payments” exception noted above, any modifications (except due to death or disability) to your payment before age 59 1⁄2 or within five years after beginning these payments, whichever is later, will result in the retroactive imposition of the 10% Federal income tax penalty with interest. Such modifications may include additional purchase payments or withdrawals (including tax-free transfers or rollovers of income payments) from the Contract.
If the Contract allows, you may elect to convert less than the full value of your Contract to an annuity form of pay-out (i.e., “partial annuitization.”) In this case, your investment in the Contract will be pro-rated between the annuitized portion of the Contract and the deferred portion. An exclusion ratio will apply to the annuity payments as described above, provided the annuity form you elect is payable for at least 10 years or for the life of one or more individuals.
3.8% Tax on Net Investment Income
Federal tax law imposes a 3.8% Net Investment Income tax on the lesser of:
(1)	the taxpayer’s “net investment income,” (from non-qualified annuities, interest, dividends, and other investments, offset by specified allowable deductions); or
(2)	the taxpayer’s modified adjusted gross income in excess of a specified income threshold ($250,000 for married couples filing jointly and qualifying widows, $125,000 for married couples filing separately, and $200,000 for single filers).
“Net investment income” in Item 1 above does not include distributions from tax qualified plans, (i.e., arrangements described in Code Sections 401(a), 403(a), 403(b), 408, 408A or 457(b)), but such income will increase modified adjusted gross income in Item 2 above.
You should consult your tax adviser regarding the applicability of this tax to income under your annuity Contract.
Qualified Annuity Contracts
Introduction
Currently, the Contract is available for use in connection with Non-Qualified Plans, Traditional IRAs and Roth IRAs. In general, annuity contracts purchased through certain types of retirement plans receive favorable treatment under the Code (“tax qualified plans" or “qualified plans”). Tax-qualified plans include arrangements described in Code Sections 401(a), 401(k), 403(a), 403(b) or tax sheltered annuities (“TSA”), 408 or “IRAs” (including SEP and SIMPLE IRAs), 408A or “Roth IRAs” and 457(b) plans. Extensive special tax rules apply to qualified plans and to the annuity Contracts used in connection with these plans. Therefore, the following discussion provides only general information about the use of the Contract with the various types of qualified plans. Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions with respect to the Contract comply with the law.
The rights to any benefit under the plan will be subject to the terms and conditions of the plan itself as well as the terms and conditions of the Contract.
We exercise no control over whether a particular retirement plan or a particular contribution to the plan satisfies the applicable requirements of the Code, or whether a particular individual is entitled to participate or benefit under a plan.
All qualified plans and arrangements receive tax deferral under the Code. Since there are no additional tax benefits in funding such retirement arrangements with an annuity, there should be reasons other than tax deferral for acquiring the annuity within the plan. Such non-tax benefits may include additional insurance benefits, such as the availability of a guaranteed income for life.
Accumulation
The tax rules applicable to qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Both the amount of the contribution that may be made and the tax deduction or exclusion that you may claim for that contribution under qualified plans are limited under the Code.
Purchase payments or contributions to IRAs or tax qualified retirement plans of an employer may be taken from current income on a before tax basis or after tax basis. Purchase payments made on a “before tax” basis entitle you to a tax deduction or are not subject to current income tax. Purchase payments made on an “after tax” basis do not reduce your taxable income or give you a tax deduction. Contributions may also consist of transfers or rollovers as described below and are not subject to the annual limitations on contributions.
An IRA Contract will accept as a single purchase payment a transfer or rollover from another IRA (including a SEP or SIMPLE IRA) or rollover from an eligible retirement plan of an employer (i.e., 401(a), 401(k), 403(a), 403(b) or governmental 457(b) plans.) A rollover or transfer from a SIMPLE IRA is allowed provided that the taxpayer has participated in such arrangement for at least two years. As part of the single purchase payment, the IRA Contract will also accept an IRA contribution subject to the Code limits for the year of purchase.
Taxation of Annuity Distributions
If contributions are made on a “before tax” basis, you generally pay income taxes on the full amount of money you receive under the Contract. Withdrawals attributable to any after-tax contributions are your basis in the Contract and not subject to income tax (except for the portion of the withdrawal allocable to earnings if any). Under current Federal income tax rules, the taxable portion of distributions under annuity contracts and qualified plans (including IRAs) is not eligible for the reduced tax rate applicable to long-term capital gains and qualifying dividends.
If you meet certain requirements, your Roth IRA earnings can be received free of Federal income taxes.
With respect to IRA Contracts, we will withhold a portion of the taxable amount of your withdrawal for income taxes, unless you elect otherwise. The amount we will withhold is determined by the Code.
Withdrawals Prior to Age 59 1⁄2
A taxable withdrawal from a qualified Contract which is subject to income tax may also be subject to a 10% Federal income tax penalty for “early” distribution if taken prior to age 59 1⁄2, unless an exception described below applies.
Exceptions to the early distribution penalty for qualified plans include withdrawals or distributions made:
(a)	on account of your death or disability,
(b)	as part of a series of substantially equal periodic payments payable for your life (or life expectancy) or joint lives (or joint life expectancies) of you and your designated beneficiary and you are separated from employment,
(c)	on separation from service after age 55. This rule does not apply to IRAs (including SEPs and SIMPLE IRAs),
(d)	pursuant to a qualified domestic relations order (“QDRO”). This rule does not apply to IRAs (including SEPs and SIMPLE IRAs),
(e)	to pay IRS levies (and made after December 31, 1999),
(f)	to pay deductible medical expenses, or

(g)	in the case of IRAs only, to pay for medical insurance (if you are unemployed), qualified higher education expenses, or for a qualified first time home purchase up to $10,000.
Other exceptions may be applicable under certain circumstances and special rules apply or may become applicable in connection with the exceptions enumerated above.
If you receive systematic payments that you intend to qualify for the “substantially equal periodic payments” exception noted above, any modifications (except due to death or disability) to your payment before age 59 1⁄2 or within five years after beginning these payments, whichever is later, will result in the retroactive imposition of the 10% Federal income tax penalty with interest. Such modifications may include but are not limited to additional purchase payments to the Contract (including tax-free transfers or rollovers) and additional withdrawals from the Contract.
Rollovers and Transfers
Your Contract is non-forfeitable (i.e., not subject to the claims of your creditors) and non-transferable (i.e., you may not transfer it to someone else).
Under certain circumstances, you may be able to transfer amounts distributed from your Contract to another eligible retirement plan or IRA.
Generally, a distribution may be eligible for rollover. Certain types of distributions cannot be rolled over, such as distributions received on account of:
(a)	minimum distribution requirements, or
(b)	financial hardship; or
(c)	for a period of ten or more years or for life.
Federal income tax law allows you to make only one rollover from an IRA to another (or the same) IRA in any 12-month period, regardless of the number of IRAs you own. Generally, this limit does not apply to trustee-to-trustee transfers between IRAs. Because the rollover rules are complex, please consult with your tax adviser before making an IRA rollover.
20% Withholding on Eligible Rollover Distributions
For certain qualified employer plans, we are required to withhold 20% of the taxable portion of your withdrawal that constitutes an “eligible rollover distribution” for Federal income taxes. The amount we withhold is determined by the Code. You may avoid withholding if you directly transfer a withdrawal from this Contract to another IRA or other qualified plan. Similarly, you may be able to avoid withholding on a transfer into this Contract from an existing qualified plan you may have with another provider by arranging to have the transfer made directly to us. For taxable withdrawals that are not “eligible rollover distributions,” the Code imposes different withholding rules to determine the withholding percentages.
Death Benefits
The death benefit in a qualified Contract is taxable to the recipient in the same manner as if paid to the Contract owner or plan participant (under the rules for withdrawals or income payments, whichever is applicable).
RMD amounts are required to be distributed from a Qualified annuity Contract (including a contract issued as a Roth IRA) following your death. Congress recently changed the RMD rules for individuals who die after 2019. The after-death RMD rules are complex, and you should consult your tax adviser about how they may apply to your situation.
Effective January 1, 2020, when an IRA owner or participant in a defined contribution plan dies, any remaining interest generally must be distributed within 10 years (or in some cases five years) after his or her death, unless an exception applies. An exception permits an “eligible designated beneficiary” to take distributions over life or a period not exceeding life expectancy, subject to special rules and limitations. An “eligible designated beneficiary” includes: the IRA owner/participant’s spouse or minor child (until the child reaches age of majority), certain disabled or chronically ill individuals, and an individual who is not more than 10 years younger than the IRA owner/participant. We may limit any payment option over life, or a period not exceeding life expectancy, to certain categories of eligible designed beneficiary.
Generally, distributions under this exception must start by the end of the year following your death. However, if your surviving spouse is the sole designated beneficiary, distributions may generally be delayed until December 31 of the year you would have attained age 72 (age 70½ if you were born or before June 30, 1949), if your Contract permits.

If you die after Annuity Payments have already begun under a Qualified Contract, any remaining payments under the contract also must be made in accordance with the RMD rules. In some cases, those rules may require that the remaining payments be made over a shorter period than originally elected or otherwise adjusted to comply with the tax law.
If your surviving spouse is the sole designated beneficiary of your Traditional or Roth IRA, then your surviving spouse may elect to treat the Traditional or Roth IRA as his or her own.
Your designated beneficiary is the person to whom benefit rights under the Contract pass by reason of death. The beneficiary generally must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years. . Different tax rules may apply if your Beneficiary is not a natural person, such as your estate.
Alternatively, your spouse may be able to roll over the death proceeds into another eligible retirement plan in which he or she participates, if permitted under the receiving plan, or he or she may elect to rollover the death proceeds into his or her own IRA, or he or she may elect to transfer the death proceeds into an inherited IRA.
If your beneficiary is not your spouse and your plan and Contract permit, your beneficiary may be able to rollover the death proceeds via a direct trustee-to-trustee transfer into an inherited IRA. However, a non-spouse beneficiary may not treat the inherited IRA as his or her own IRA.
Additionally, for contracts issued in connection with qualified plans subject to ERISA, the spouse or ex-spouse of the participant may have rights in the contract. In such a case, the participant may need the consent of the spouse or ex-spouse to change annuity options or make a withdrawal from the contract.
Required Minimum Distributions During the Owner’s Life
Generally, you must begin receiving RMD amounts from your qualified Contract by the Required Beginning Date. Generally, for retirement plans, the “Required Beginning Date” is April 1 following the latter of:
(a)	the calendar year in which you reach age 72 (age 70½ if you were born on or before June 30, 1949); or
(b)	the calendar year you retire, provided you do not own more than 5% of the outstanding stock, capital, or profits of your employer.
For IRAs (including SEPs and SIMPLEs) the Required Beginning Date by which you must begin receiving withdrawals is the year in which you attain age 72 (age 70½ if you were born on or before June 30, 1949) even if you have not retired, taking your first distribution no later than April 1 of the year after you reach age 72 (age 70½ if you were born on or before June 30, 1949).
For all subsequent years, including the first year in which you took your RMD by April 1, you must take the required minimum distribution for the year by December 31st. This will require you to take two distributions in the same calendar year if you wait to take your first distribution until April 1 of the year after attaining age 72 (age 70½ if you were born on or before June 30, 1949).
A tax penalty of 50% applies to the shortfall of any required minimum distributions you fail to receive.
The minimum required distribution is calculated with respect to each IRA, but the aggregate distribution may be taken from any one or more of your IRAs.
The regulations also require that the value of benefits under a deferred annuity including certain death benefits in excess of Contract value must be added to the amount credited to your account in computing the amount required to be distributed over the applicable period. We will provide you with additional information regarding the amount that is subject to minimum distribution under this rule. You should consult your own tax adviser as to how these rules affect your own distribution under this rule.
If you intend to receive your minimum distributions in the form of Annuity Payments that are payable over the joint lives of you and a beneficiary or over a guaranteed duration of more than 10 years, be advised that Federal tax law rules may require that, after our death, any remaining payments be made over a shorter period or be reduced after your death to satisfy the RMD rules and avoid the 50% excise tax. Other complex rules also apply to RMDs taken in the form of Annuity Payments. You should consult your own tax adviser as to how these rules affect your own Contract.
Required minimum distribution rules that apply to other types of IRAs while you are alive do not apply to Roth IRAs. However, in general, the IRA post-death rules with respect to minimum distributions do apply to beneficiaries of Roth IRAs.

Additional Information regarding IRAs
Purchase payments
Traditional IRA purchase payments (except for permissible rollovers and direct transfers) are limited in the aggregate to the lesser of 100% of compensation or the deductible amount established each year under the Code. A purchase payment up to the deductible amount can also be made for a non-working spouse provided the couple’s compensation is at least equal to their aggregate contributions. Individuals age 50 and older are permitted to make additional “catch-up” contributions if they have sufficient compensation. If you or your spouse are an active participant in a retirement plan of an employer, your deductible contributions may be limited. If you exceed purchase payment limits you may be subject to a tax penalty.
Roth IRA purchase payments for individuals are non-deductible (made on an “after tax” basis) and are limited to the lesser of 100% of compensation or the annual deductible IRA amount. Individuals age 50 and older can make an additional “catch-up” purchase payment each year (assuming the individual has sufficient compensation). You may contribute up to the annual purchase payment limit if your modified adjusted gross income does not exceed certain limits. If you exceed purchase payment limits, you may be subject to a tax penalty.
Withdrawals
If and to the extent that Traditional IRA purchase payments are made on an “after tax” basis, withdrawals would be included in income except for the portion that represents a return of non-deductible purchase payments. This portion is generally determined based upon the ratio of all non-deductible purchase payments to the total value of all your Traditional IRAs (including SEP IRAs and SIMPLE IRAs). We withhold a portion of the amount of your withdrawal for income taxes, unless you elect otherwise. The amount we withhold is determined by the Code.
Generally, withdrawal of earnings from Roth IRAs are free from Federal income tax if (1) they are made at least five taxable years after the tax year for which you made your first purchase payment to a Roth IRA; and (2) they are made on or after the date you reach age 59½ or upon your death, disability or for a qualified first-home purchase (up to $10,000). Withdrawals from a Roth IRA are made first from purchase payments and then from earnings. We may be required to withhold a portion of your withdrawal for income taxes, unless you elect otherwise. The amount will be determined by the Code.
Conversion
Traditional IRAs may be converted to Roth IRAs. Except to the extent you have non-deductible contributions, the amount converted from an existing Traditional IRA into a Roth IRA is taxable. Generally, the 10% Federal income tax penalty does not apply. However, the taxable amount to be converted must be based on the fair market value of the entire annuity contract being converted into a Roth IRA. Such fair market value, in general, is to be determined by taking into account the value of all benefits (both living benefits and death benefits) in addition to the account balance; as well as adding back certain loads and charges incurred during the prior twelve month period. Your Contract may include such benefits and applicable charges. Accordingly, if you are considering such conversion of your annuity Contract, please consult your tax adviser. The taxable amount may exceed the account balance at the date of conversion.
Prior to 2018, contributions made to a Traditional IRA that were converted to a Roth IRA could be recharacterized as made back to the Traditional IRA, if certain conditions were met. Under a provision of the Tax Cuts and Jobs Act, recharacterization cannot be used to unwind a conversion from a Traditional IRA to a Roth IRA for taxable years beginning after December 31, 2017.  For conversions made to a Roth IRA in 2017, the IRS has issued guidance allowing recharacterizations to be made in 2018.  Please consult your tax adviser.
Additional Federal Tax Considerations
Non-Qualified Annuity Contracts
Changes to Tax Rules and Interpretations
Changes to applicable tax rules and interpretations can adversely affect the tax treatment of your Contract. These changes may take effect retroactively.
We reserve the right to amend your Contract where necessary to maintain its status as an Annuity Contract under Federal tax law and to protect you and other Contract owners from adverse tax consequences.

The 3.8% Net Investment Income tax applies to the lesser of (1) “net investment income” or (2) the excess of the modified adjusted gross income over the applicable threshold amount ($250,000 for married couples filing jointly and qualifying widows, $125,000 for married couples filing separately, and $200,000 for single filers) and will result in the following top tax rates on investment income:
Capital Gains	Dividends	Other
23.8%	40.8%	40.8%
Qualified Annuity Contracts
Annuity contracts purchased through tax qualified plans are subject to limitations imposed by the Code and regulations as a condition of tax qualification. There are various types of tax qualified plans which have certain beneficial tax consequences for Contract owners and plan participants.
Types of Qualified Plans
The following includes individual account-type plans which may hold an annuity Contract as described in the Prospectus.
IRA
A traditional IRA is established by an individual, under Section 408(a) or 408(b) of the Code. See also Roth IRAs below.
Roth Account
Individual or employee plan contributions made to certain plans on an after-tax basis. An IRA may be established as a Roth IRA under Section 408A, and 401(k), 403(b) and 457(b) plans may provide for Roth accounts. Contributions to a Roth IRA are limited based on the level of your modified adjusted gross income.
Comparison of Plan Limits for Individual Contributions:
Plan Type	Elective Contribution	Catch-up Contribution
IRA	$6,000	$1,000
SIMPLE	$13,500	$3,000
401(k)	$19,500	$6,500
SEP/401(a)	(Employer contributions only)
403(b) [TSA]	$19,500	$6,500
457(b)	$19,500	$6,500
Dollar limits are for 2021 and subject to cost-of-living adjustments in future years. Employer-sponsored individual account plans (other than 457(b) plans) may provide for additional employer contributions not to exceed the lesser of $57,000 and 100% of an employee’s compensation for 2021.
Federal Estate Taxes
While no attempt is being made to discuss the Federal estate tax implications of the Contract, you should bear in mind that the value of an annuity contract owned by a decedent and payable to a beneficiary by virtue of surviving the decedent is included in the decedent’s gross estate. Depending on the terms of the annuity contract, the value of the annuity included in the gross estate may be the value of the lump sum payment payable to the designated beneficiary or the actuarial value of the payments to be received by the beneficiary. Consult an estate planning adviser for more information.
Generation-Skipping Transfer Tax
Under certain circumstances, the Code may impose a “generation-skipping transfer tax” when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the contract owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS.

Annuity Purchase Payments by Nonresident Aliens and Foreign Entities
The discussion above provides general information regarding U.S. Federal income tax consequences to annuity purchasers that are U.S. citizens or residents. Purchasers that are not U.S. citizens or residents will generally be subject to U.S. Federal withholding tax on taxable distributions from annuity contracts at a 30% rate, unless a lower treaty rate applies. In addition, purchasers may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers are advised to consult with a qualified tax adviser regarding U.S., state and foreign taxation with respect to an annuity contract purchase.
YOUR RIGHT TO CANCEL (FREE LOOK)
If you change your mind about owning the Contract, you can cancel it within 10 days after receiving it by mailing or delivering the Contract to either us or the financial representative who sold it. This is known as a “Free Look.” We ask that you submit your request to cancel in writing, signed by you, to us (e.g., the Annuity Service Office) or to the financial representative who sold it. When you cancel the Contract within this Free Look period, we will not assess a Withdrawal Charge. You will receive (i) whatever your Contract is worth, plus (ii) the sum of all fees, taxes and charges deducted from the Purchase Payment during the Free Look period, as of the effective date of the Free Look, on the Business Day we receive your Contract. The amount you receive may be more or less than your Purchase Payment depending upon the Shield Options you allocated your Purchase Payment to during the Free Look period. This means that you bear the risk of any decline in the Account Value of your Contract during the Free Look period.
OWNERSHIP PROVISIONS
Owner.    You, as the Owner, have all the interest and rights under the Contract. Subject to our administrative procedures, we may also permit ownership by a corporation (a type of non-natural person) or other legal entity.
These rights include the right to:
(a)	change the Beneficiary.
(b)	change the Annuitant before the Annuity Date (subject to our underwriting and administrative rules).
(c)	assign the Contract (subject to limitation).
(d)	change the Income Payment option before the Annuity Date.
(e)	exercise all other rights, benefits, options and privileges permitted by the Contract or us.
The Owner is named at the time the Contract is issued, unless changed. You may change the Owner at any time. Any change of Owner is subject to the laws, rules or regulations in effect at the time of the request. A change of Owner will automatically revoke any prior named Owner.
Joint Owner.    The Contract can be owned by Joint Owners, both of whom must be natural persons. Either Joint Owner can exercise all rights under the Contract unless you inform us otherwise or in a Notice to us. Upon the death of either Owner, the surviving Joint Owner will be the primary Beneficiary, unless you inform us otherwise. Any other Beneficiary designation will be treated as a contingent Beneficiary unless otherwise indicated on the Contract Schedule or in a Notice to us.
Annuitant.    The Annuitant is the natural person(s) on whose life we base Income Payments. The Annuitant is the person designated by you on the Issue Date. You can change the Annuitant at any time prior to the Annuity Date, unless an Owner is a non-natural person. Any reference to Annuitant includes any joint Annuitant under an Annuity Option. The Owner and the Annuitant do not have to be the same person except as required under certain sections of the Code. Any change of the Annuitant is subject to the specified maximum age in effect at the time of the request.
Beneficiary.    The person(s) or entity(ies) you name to receive a death benefit payable under the Contract upon the death of the Owner or a Joint Owner, or in certain circumstances, an Annuitant. The Beneficiary is named at the time the Contract is issued unless changed at a later date. Unless an irrevocable Beneficiary has been named, you can change the Beneficiary at any time before you die by filing a Notice with us. If Joint Owners are named, and unless you tell us otherwise, the surviving Joint Owner will be the primary Beneficiary. Any other primary Beneficiary designation will be treated as the contingent Beneficiary.
Assignment.    You may assign your rights under the Contract unless restricted by the Code or other applicable NY law. For example, in certain tax markets, assignment of the Contract is prohibited by the Code. If the Contract is assigned absolutely, we will treat it as a change of ownership and all rights will be transferred. We are not bound by any assignment unless it is in writing and until it is received at our Annuity Service Office. We assume no responsibility for the validity or effect of any assignment. We will not be liable for any payment or other action we take in accordance with the Contract before we receive the assignment. Assignments will be effective as of the date the written notice of assignment was signed subject to all payments made and actions taken by us before a copy of the signed assignment form is received by us at our Annuity Service Office. You should consult your tax advisor regarding the tax consequences of an assignment. An assignment may be a taxable event.
ABANDONED PROPERTY REQUIREMENTS
Every state has unclaimed property laws that generally declare non-ERISA annuity contracts to be abandoned after a period of inactivity of three to five years from the contract’s maturity date or the date the death benefit is due and payable. For example, if the payment of a death benefit has been triggered, but, if after a thorough search, we are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or you last resided, as shown on our books and records, or to our state of domicile. (Escheatment is the formal, legal name for this process.) However, the state is obligated to pay the death benefit (without interest) if your Beneficiary steps forward to claim it with the proper documentation. To prevent your Contract’s proceeds from being paid to the state abandoned or unclaimed property office, it is important that you update your Beneficiary designations, including addresses, if and as they change. Please call 1-888-243-1932 to make such changes.
SUSPENSION OF PAYMENTS OR TRANSFERS
We may be required to suspend or delay the payment of withdrawals and transfers when we cannot obtain an Index Value under the following circumstances:
(i)	the NYSE is closed (other than customary weekend and holiday closings);
(ii)	trading on the NYSE is restricted;
(iii)	an emergency exists such that we cannot value Investment Amounts; or
(iv)	during any other period when a regulator by order, so permits.
WHEN WE CAN CANCEL YOUR CONTRACT
We may terminate your Contract by paying you the Account Value in one sum if, prior to the Annuity Date the Minimum Account Value after any partial withdrawal is less than $2,000 or any lower amount required by Federal tax laws. Accordingly, no Contract will be terminated due solely to negative Index Performance. We will only do so to the extent allowed by law. If we do so, we will return the full Account Value. Federal tax law may impose additional restrictions on our right to cancel your Traditional IRA or Roth IRA Contract. We will not terminate any Contract if at the time the termination would otherwise occur the guaranteed amount under any death benefit is greater than the Account Value. For all other Contracts, we reserve the right to exercise this termination provision, subject to obtaining any required regulatory approvals.
THE INSURANCE COMPANY
Brighthouse Life Insurance Company of NY
BLNY is a stock life insurance company organized under the laws of the State of New York in 1992. Prior to March 6, 2017, BLNY was known as First MetLife Investors Insurance Company. BLNY is licensed to do business only in the State of New York. BLNY is a wholly-owned subsidiary of, and controlled by, Brighthouse Life Insurance Company and ultimately, by Brighthouse Financial, Inc. (“BHF”), a publicly-traded company. BHF, through its subsidiaries and affiliates, is one of the largest providers of annuity and life insurance products in the U.S.
BLNY’s executive offices are located at 285 Madison Avenue, New York, NY 10017. Unless we designate a different office, the office that administers your Contract is located at P.O. Box 7104, Troy, MI, 48007-7104.
THE SEPARATE ACCOUNT
The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. We are obligated to pay all money we owe under the Contracts—such as death benefits and Income Payments—even if that amount exceeds the assets in the Separate Account. Any such amount that exceeds the assets in the Separate Account is paid from our General Account. Amounts paid from the General Account are subject to the financial strength and claims paying ability of BLNY and our long term ability to make such payments and are not guaranteed by any other party. We issue other annuity contracts where we pay all money we owe under those contracts and policies from our General Account. BLNY is regulated as an insurance company under state law, which includes, generally, limits on the amount and type of investments in its General Account. However, there is no guarantee that we will be able to meet our claims paying obligations; there are risks to purchasing any insurance product.
A Purchase Payment made to the Contract is allocated to the Separate Account. We have exclusive and absolute ownership and control of the assets of the Separate Account. It is a non-unitized separate account. You do not share in the investment performance of assets allocated to the Separate Account. All investment income, gains and losses, whether or not realized, from assets allocated to the Separate Account are borne by BLNY. The obligations under the Contract are independent of the investment performance of the Separate Account and are our obligations.
We will maintain in the Separate Account assets with an aggregate value at least equal to the reserves for all contracts allocated under the Separate Account.
If the aggregate value of such assets in the Separate Account should fall below such amount, we will transfer assets into the Separate Account so that the value of the Separate Account’s assets is at least equal to such amount. Assets supporting reserves for annuity benefits under such contracts, in the course of payment, will not be maintained in the Separate Account.
INVESTMENTS BY BLNY
We must invest our assets according to New York state law regarding the nature, quality and diversification of investments that may be made by life insurance companies. In general, these laws permit investments, within specified limits and subject to certain qualifications, in Federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. Purchase Payments made to these Contracts issued by BLNY are invested in the Separate Account. The Separate Account is a non-unitized separate account. Owners do not share in the investment performance of assets allocated to the Separate Account. The obligations under the Contract are independent of the investment performance of the Separate Account and are the obligations of BLNY.
ANNUAL STATEMENT
At least once each calendar year, we will send you a statement that will show:
(i)	your Account Value;
(ii)	all transactions regarding your Contract during the year; and
(iii)	the Investment Amount and interest credited to your Contract.
Such statements will be sent to your last known address on our records. You will have sixty (60) days from the date you receive such statement to inform us of any errors, otherwise such statement will be deemed final and correct.
DISTRIBUTION OF THE CONTRACTS
Brighthouse Securities, LLC (“Brighthouse Securities”) is the principal underwriter and distributor of the securities offered through this prospectus. Brighthouse Securities is our affiliate and its principal executive offices are located at 11225 North Community House Road, Charlotte, NC 28277. Both we and Brighthouse Securities are indirect, wholly owned subsidiaries of BHF. Brighthouse Securities is a member of the Financial Industry Regulatory Authority (FINRA). FINRA provides background information about broker-dealers and their registered representatives through FINRA BrokerCheck. You may contact the FINRA BrokerCheck Hotline at 1-800-289-9999, or log on to www.finra.org. An investor brochure that includes information describing FINRA BrokerCheck is available through the Hotline or on-line.
Brighthouse Securities is not obligated to take and pay for, and is not required to sell, any specific number or dollar amount of Contracts. Brighthouse Securities, and in certain cases, we, have entered into selling agreements with unaffiliated selling firms for the sale of the Contracts. No selling firms are affiliated with us or Brighthouse Securities. We pay compensation to Brighthouse Securities for sales of the Contracts by selling firms. We also pay amounts to Brighthouse Securities that may be used for its operating and other expenses, including the following sales expenses: compensation and bonuses for Brighthouse Securities’ management team, advertising expenses and other expenses of distributing the Contracts. Brighthouse Securities’ management team and registered representatives also may be eligible for non-cash compensation items that we may provide jointly with Brighthouse Securities. Non-cash items include conferences, seminars and trips (including travel, lodging and meals in connection therewith), entertainment, merchandise and other similar items.

Selling Firms
As noted above, Brighthouse Securities, and in certain cases, we, have entered into selling agreements with selling firms for the sale of the Contracts. Selling firms receive commissions, and may receive some form of non-cash compensation. Certain selected selling firms receive additional compensation (described below under “Additional Compensation for Selected Selling Firms”). These commissions and other incentives or payments are not charged directly to Owners. We intend to recoup commissions and other sales expenses through the charges and deductions under the Contract. A portion of the payments made to selling firms may be passed on to their financial representatives in accordance with the selling firms’ internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other benefits. Financial representatives of the selling firms may also receive non-cash compensation, pursuant to their firm’s guidelines, directly from us or Brighthouse Securities.
Compensation Paid to Selling Firms.    Brighthouse Securities pays compensation to all selling firms in the form of commissions and may also provide certain types of non-cash compensation. The maximum commission payable is 5% of the Purchase Payment. Some selling firms may elect to receive a lower commission when the Purchase Payment is made, along with annual trail commissions up to 1% of Account Value for so long as the Contract remains in effect or as agreed in the selling agreement. We also pay commissions when an Owner elects to begin receiving regular income payments. (See “INCOME PAYMENTS—(THE INCOME PERIOD).”) Brighthouse Securities may also provide non-cash compensation items that we may provide jointly with Brighthouse Securities. Non-cash items may include expenses for conference or seminar trips, certain gifts, prizes and awards.
Ask your financial representative for further information about what payments your financial representative and the selling firm for which he or she works may receive in connection with your purchase of a Contract.
Additional Compensation for Selected Selling Firms.    Brighthouse Securities has entered into distribution arrangements with certain selected unaffiliated selling firms. Under these arrangements Brighthouse Securities may pay additional compensation to selected selling firms, including marketing allowances, introduction fees, persistency payments, preferred status fees and industry conference fees. Marketing allowances are periodic payments to certain selling firms, the amount of which may be an annual flat fee, or in some cases, depends on cumulative periodic (usually quarterly) sales of our insurance contracts (including the Contracts) and may also depend on meeting thresholds in the sale of certain of our insurance contracts (other than the Contracts). They may also include payments we make to cover the cost of marketing or other support services provided for or by registered representatives who may sell our products. Introduction fees are payments to selling firms in connection with the addition of our products to the selling firm’s line of investment products, including expenses relating to establishing the data communications systems necessary for the selling firm to offer, sell and administer our products. Persistency payments are periodic payments based on account values of our insurance contracts (including Account Values of the Contracts) or other persistency standards. Preferred status fees are paid to obtain preferred treatment in selling firms’ marketing programs, which may include marketing services, participation in marketing meetings, listings in data resources and increased access to their financial representatives. Industry conference fees are amounts paid to cover in part the costs associated with sales conferences and educational seminars for selling firms’ financial representatives.
The additional types of compensation discussed above are not offered to all selling firms. The terms of any particular agreement governing compensation may vary among selling firms and the amounts may be significant. The prospect of receiving, or the receipt of, additional compensation as described above may provide selling firms and/or their financial representatives with an incentive to favor sales of the Contracts over other annuity contracts (or other investments) with respect to which selling firm does not receive additional compensation, or lower levels of additional compensation. You may wish to take such payment arrangements into account when considering and evaluating any recommendation relating to the Contracts. For more information about any such additional compensation arrangements, ask your financial representative.
Wholesaling Firms
In addition to the distribution arrangements discussed above, Brighthouse Securities has entered into wholesaling agreements with wholesaling firms to provide marketing and training support services to selling firms and the registered representatives of selling firms. These services may include, but not be limited to, training and promotional support for the solicitation, sale and on-going servicing of the Contracts by the selling firms. Brighthouse Securities pays compensation to wholesaling firms in connection with these services.
THE FIXED ACCOUNT
We may offer our Fixed Account as a funding option. Please refer to your Contract and Appendix D for more information.

RESTRICTIONS ON FINANCIAL TRANSACTIONS
Federal laws designed to counter terrorism and prevent money laundering might, in certain circumstances, require us to block an Owner’s ability to make certain transactions and thereby refuse to accept any request for transfers, withdrawals, Surrenders, or death benefits, until instructions are received from the appropriate regulator. We may also be required to provide additional information about you and your Contract to government regulators.
REQUESTS AND ELECTIONS
We will treat your request for a Contract transaction, or your submission of the Purchase Payment, as received by us if we receive a request conforming to our administrative procedures or the Purchase Payment at our Annuity Service Office on any Business Day before 4:00 PM Eastern Standard Time. We will treat your submission of the Purchase Payment as received by us if we receive it at our Annuity Service Office (or a designee receives it in accordance with the designee’s administrative procedures) on any Business Day before 4:00 PM Eastern Standard Time. If we receive the request, or if we (or our designee) receive the Purchase Payment, on any Business Day on or after 4:00 PM Eastern Standard Time, then the request or payment will be treated as received on the next day. Our Annuity Service Office is located at P.O. Box 305075, Nashville, TN 37230-5075. If you send your Purchase Payment or transaction requests to an address other than the one we have designated for receipt of such Purchase Payment or requests, we may return the Purchase Payment to you, or there may be a delay in applying the Purchase Payment or processing the transaction.
Requests for service may be made through your financial representative:
•	By telephone at (888) 243-1932, between the hours of 7:30AM and 5:30PM Central Time Monday through Thursday and 7:30AM and 5:00PM Central Time on Friday;
•	In writing to our Annuity Service Office;
•	By fax at (877) 246-8424; or
•	By Internet at www.brighthousefinancial.com.
Some of the requests for service that may be made by telephone or Internet include transfers of your Account Value into Shield Option(s) or the Fixed Account. We may from time to time permit requests for other types of transactions to be made by telephone or Internet. All transaction requests must be in a form satisfactory to us. Contact us for further information. Some selling firms may restrict the ability of their financial representatives to convey transaction requests by telephone or Internet on your behalf.
We are not a fiduciary and do not give advice or make recommendations regarding insurance or investment products. Ask your financial representative for guidance regarding any requests or elections and for information about your particular investment needs. Please bear in mind that your financial representative, or any financial firm or financial professional you consult to provide advice, is not acting on our behalf. We do not recommend and are not responsible for any securities transactions or investment strategies involving securities.
A request or transaction generally is considered in Good Order if it complies with our administrative procedures and the required information is complete and accurate. A request or transaction may be rejected or delayed if not in Good Order. If you have any questions, you should contact us or your financial representative before submitting the form or request.
We will use reasonable procedures such as requiring certain identifying information, tape recording the telephone instructions, and providing written confirmation of the transaction, in order to confirm that instructions communicated by telephone, fax, Internet or other means are genuine. Any telephone, fax or Internet instructions reasonably believed by us to be genuine will be your responsibility, including losses arising from any errors in the communication of instructions. As a result of this policy, you will bear the risk of loss. If we do not employ reasonable procedures to confirm that instructions communicated by telephone, fax or Internet are genuine, we may be liable for any losses due to unauthorized or fraudulent transactions. All other requests and elections under your Contract must be in writing signed by the proper party, must include any necessary documentation and must be received at our Annuity Service Office to be effective. If acceptable to us, requests or elections relating to Beneficiaries and Ownership will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for the validity of any written request or action.
Telephone and computer systems may not always be available. Any telephone or computer system, whether it is yours, your service provider’s, your financial representative’s, or ours, can experience outages or slowdowns for a variety of reasons. These outages or slowdowns may delay or prevent our processing of your request. Although we have taken precautions to help our systems handle heavy use, we cannot promise complete reliability under all circumstances. If you experience technical difficulties or problems, you should make your transaction request in writing to our Annuity Service Office.

Inquiries.    If you need more information, please contact our Annuity Service Office at:
Brighthouse Securities, LLC
P.O. Box 305075
Nashville, Tennessee 37230-5075
(888) 243-1932
CYBERSECURITY AND CERTAIN BUSINESS CONTINUITY RISKS
Our business is largely conducted through digital communications and data storage networks and systems operated by us and our service providers or other business partners (e.g., the firms involved in the distribution and sale of our products). For example, many routine operations, such as processing your requests and elections and day-to-day record keeping, are all executed through computer networks and systems. We have established administrative and technical controls and a business continuity plan to protect our operations against cybersecurity breaches. Despite these protocols, a cybersecurity breach could have a material, negative impact on BLNY, as well as individual Owners and their Contracts. Our operations also could be negatively affected by a cybersecurity breach at a third party, such as a governmental or regulatory authority or another participant in the financial markets. Cybersecurity breaches can be intentional or unintentional events, and can occur through unauthorized access to computer systems, networks or devices; infection from computer viruses or other malicious software code; or attacks that shut down, disable, slow or otherwise disrupt operations, business processes or website access or functionality. Other disruptive events, including (but not limited to) natural disasters and public health crises, may adversely affect our ability to conduct business, in particular if our employees or the employees of our service providers are unable or unwilling to perform their responsibilities as a result of any such event. Cybersecurity breaches and other disruptions to our business operations can interfere with our processing of Contract transactions, including the processing of transfer orders from our website; impact our ability to calculate values; cause the release and possible destruction of confidential Owner or business information; or impede order processing or cause other operational issues. There can be no assurance that we or our service providers will avoid losses affecting your Contract due to cyber-attacks or information security breaches in the future. Although we continually make efforts to identify and reduce our exposure to cybersecurity risk, there is no guarantee that we will be able to successfully manage and mitigate this risk at all times. Furthermore, we cannot control the cybersecurity plans and systems implemented by third parties, including service providers.
COVID-19. The outbreak of the novel coronavirus known as COVID-19 was declared a pandemic by the World Health Organization in March 2020. The pandemic has resulted in significant financial market volatility, a deterioration in general economic conditions, record-low interest rates, global business disruptions affecting companies across various industries, and wide-ranging changes in consumer behavior. The duration and impact of the COVID-19 public health crisis on the financial markets and overall economy are uncertain, as is the efficacy of government and central bank interventions. Although BLNY has implemented risk management and contingency plans and taken preventative measures and other precautions so it can continue to provide products and services to its customers, it is not currently possible to accurately estimate the full impact that the COVID-19 pandemic will have on BLNY. BLNY continues to closely monitor this evolving situation, including the impact on services provided by third-party vendors. However, there can be no assurance that any future impact from the COVID-19 pandemic will not be material to BLNY and/or with respect to the services BLNY or its customers receive from third-party vendors. The COVID-19 pandemic has at times led to significant volatility and negative returns in the financial markets. These market conditions have impacted the performance of the Indices. If these market conditions continue or reoccur, and depending on your individual circumstances (e.g., your selected Shield Option and the timing of any Purchase Payments, transfers, or withdrawals), you may experience (perhaps significant) negative returns under the Contract. You should consult with your financial representative about how the COVID-19 pandemic and the recent market conditions may impact your future investment decisions related to the contract, such as purchasing the contract, transfers, or withdrawals, based on your individual circumstances.
CONFIRMING TRANSACTIONS
We will send out written statements confirming that a transaction was recently completed. Unless you inform us of any errors within 60 days of receipt, we will consider these communications to be accurate and complete.

LEGAL PROCEEDINGS
In the ordinary course of business, BLNY, similar to other life insurance companies, is involved in lawsuits (including class action lawsuits), arbitrations and other legal proceedings. Also, from time to time, state and Federal regulators or other officials conduct formal and informal examinations or undertake other actions dealing with various aspects of the financial services and insurance industries. In some legal proceedings involving insurers, substantial damages have been sought and/or material settlement payments have been made.
It is not possible to predict with certainty the ultimate outcome of any pending legal proceeding or regulatory action. However, BLNY does not believe any such action or proceeding will have a material adverse effect upon the Separate Account or upon the ability of Brighthouse Securities to perform its contract with the Separate Account or of BLNY to meet its obligations under the contracts.
EXPERTS
Legal matters in connection with Federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of BLNY, its authority to issue such Contracts under New York law and the validity of the forms of the Contracts under New York law have been passed on by legal counsel for BLNY.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Brighthouse Life Insurance Company of NY’s Annual Report on Form 10-K, for the year ended December 31, [ ], have been audited by [ ], an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. [TO BE UPDATED BY AMENDMENT]
ELECTRONIC DELIVERY
As Owner you may elect to receive electronic delivery of current prospectuses related to the Contract and other Contract related documents. Contact us at our website at www.brighthousefinancial.com for more information and to enroll.
AMENDMENT OF THE CONTRACT
We reserve the right to amend the Contracts to comply with applicable Federal or state laws or regulations. We will notify you in writing of any such amendments.
MISSTATEMENT
We may require proof of the age or sex (where permitted) of the Annuitant, Owner and/or the Beneficiary before making any payments under the Contract that are measured by the Annuitant’s, Owner’s or Beneficiary’s life. If the age or sex of the measuring life has been misstated, the amount payable will be the amount that would have been provided at the correct age and sex.
INFORMATION INCORPORATED BY REFERENCE
Under the Securities Act of 1933, BLNY has filed with the SEC a registration statement (the “Registration Statement”) relating to the Contracts offered by this prospectus. This prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits and reference is hereby made to such Registration Statement and exhibits for further information relating to BLNY and the Contracts.
BLNY’s Annual Report on Form 10-K was filed with the SEC on [ ] via EDGAR File No. [ ]. The Form 10-K contains information for the period ended December 31, [ ], about BLNY, including audited financial statements for BLNY’s latest fiscal year. The Form 10-K is incorporated by reference into this prospectus. In addition, all documents subsequently filed by BLNY pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of the offering, will also be incorporated by reference into this prospectus. We are not incorporating by reference any documents or information deemed to have been furnished instead of filed under SEC rules, such as current reports on Form 8-K furnished under Item 2.02 or Item 7.01.

If requested, BLNY will furnish, without charge, a copy of any and all of the reports or documents that have been incorporated by reference into this prospectus. You may direct your requests to BLNY at, 285 Madison Avenue, New York, NY 10017. The telephone number is 1-888-243-1932. You may also access the incorporated reports and other documents at www.brighthousefinancial.com.
BLNY files periodic reports as required under the Exchange Act (including Form 10-K, 10-Q and 8-K). You may read and copy any materials that BLNY files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.
[TO BE UPDATED BY AMENDMENT]
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
Pursuant to applicable provisions of BLNY’s by-laws or internal corporate policies adopted by BLNY or its ultimate parent, the directors, officers and other controlling persons of BLNY and of BLNY’s affiliate and principal underwriter, Brighthouse Securities, who are made or threatened to be made a party to an action or proceeding, may be eligible to obtain indemnification against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred as a result of such action or proceeding. Under the principal underwriting agreement between BLNY and Brighthouse Securities, the parties have agreed to indemnify each other against certain liabilities and expenses from legal proceedings arising out of Brighthouse Securities’ distribution of the Contracts.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling BLNY pursuant to the foregoing provisions, BLNY has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Appendix A
Index Publishers
BLNY uses the Securities Indices under license from the Indices’ respective publishers. The following information about the Indices is included in this prospectus in accordance with BLNY’s license agreements with the publishers of the Indices:
S&P Opco, LLC requires that the following disclaimer be included in this prospectus:
The S&P 500 Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by affiliates of Brighthouse Financial, Inc. including Brighthouse Services, LLC and Brighthouse Life Insurance Company of NY (collectively, “Brighthouse Financial”). Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Brighthouse Financial. Brighthouse Shield® Level Select 6-Year Annuity v.3 is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Brighthouse Shield® Level Select 6-Year Annuity v.3 or any member of the public regarding the advisability of investing in securities generally or in Brighthouse Shield® Level Select 6-Year Annuity v.3 particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Brighthouse Financial with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Brighthouse Financial or the Brighthouse Shield® Level Select 6-Year Annuity v.3. S&P Dow Jones Indices have no obligation to take the needs of Brighthouse Financial or the owners of Brighthouse Shield® Level Select 6-Year Annuity v.3 into consideration in determining, composing or calculating the S&P 500 Index. S& P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of Brighthouse Shield® Level Select 6-Year Annuity v.3 or the timing of the issuance or sale of Brighthouse Shield® Level Select 6-Year Annuity v.3 or in the determination or calculation of the equation by which Brighthouse Shield® Level Select 6-Year Annuity v.3 is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Brighthouse Shield® Level Select 6-Year Annuity v.3. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BRIGHTHOUSE FINANCIAL, OWNERS OF THE BRIGHTHOUSE SHIELD® LEVEL SELECT 6-YEAR ANNUITY v.3, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BRIGHTHOUSE FINANCIAL, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Frank Russell Company requires that the following disclaimer be included in this prospectus:
The Brighthouse Shield® Level Select 6-Year Annuity v.3 is not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Brighthouse Shield® Level Select 6-Year Annuity v.3 or any member of the public regarding the advisability of investing in securities generally or in the Brighthouse Shield® Level Select 6-Year Annuity v.3 particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to affiliates of Brighthouse Financial, Inc., including Brighthouse Services, LLC and Brighthouse Life Insurance Company of NY (collectively, “Brighthouse Financial”) is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Brighthouse Financial or the Brighthouse Shield® Level Select 6-Year Annuity v.3. Russell is not
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responsible for and has not reviewed the Brighthouse Shield® Level Select 6-Year Annuity v.3 nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Brighthouse Shield® Level Select 6-Year Annuity v.3.
RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BRIGHTHOUSE FINANCIAL, INVESTORS, OWNERS OF THE BRIGHTHOUSE SHIELD® LEVEL SELECT 6-YEAR ANNUITY v.3 OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
MSCI Inc. requires that the following disclaimer be included in this prospectus:
THE BRIGHTHOUSE SHIELD® LEVEL SELECT 6-YEAR ANNUITY v.3 IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY AFFILIATES OF BRIGHTHOUSE FINANCIAL, INC. INCLUDING BRIGHTHOUSE SERVICES, LLC, BRIGHTHOUSE LIFE INSURANCE COMPANY,AND BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY (COLLECTIVELY, “BRIGHTHOUSE FINANCIAL”). NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller or holder of the Brighthouse Shield® Level Select 6-Year Annuity v.3, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this security without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
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Appendix B
Index Substitution Investment Amount Example
The following example illustrates how we would calculate your Investment Amount on a Term End Date when there is an Index substitution. We assume no withdrawals and a $100,000 Purchase Payment into a Shield Option with a 1-Year Term / Shield 10 / S&P 500® Index with a Cap Rate of 10%.
Initial Account Value:
Investment Amount at Term Start Date	$100,000
Term	1-Year
Initial Index	S&P 500® Index
S&P 500® Index Index Value on Term Start Date	1,400
Cap Rate	10%
Shield Rate	10%
On date of Index Substitution halfway through the Term:
Index substitution
Number of days since Term Start Date	183
Index Value for S&P 500® Index	1,330
Index Performance for S&P 500® Index(1)	–5%
Substituted Index	Russell 2000® Index
Index Value for Russell 2000® Index on substitution date	1,250
Calculation of Investment Amount at Term End Date:
Index Value for Russell 2000® Index	1,375
Index Performance for S&P 500® Index(1)	–5%
Index Performance for Russell 2000® Index(2)	10%
Total Index Performance for the Term(3)	4.5%
Cap Rate	10%
Shield Rate	10%
Performance Rate(4)	4.5%
Performance Rate Adjustment(5)	$4,500
Investment Amount at Term End Date(6)	$104,500

Notes to the tables above:
(1)	Index Performance is equal to the percentage change in the Index Value measured from the Term Start Date to the date of the Index substitution. Index Performance is calculated as follows:
(1330 [Index Value at date of substitution] — 1400 [Index Value at Term Start Date]) ÷ 1400 [Index
Value at Term Start Date]) = –5%
(2)	Index Performance is equal to the percentage change in the Index Value measured from the date of the Index substitution to the Term End Date. Index Performance is calculated as follows:
(1375 [Index Value at Term End Date] — 1250 [Index Value at date of the substitution]) ÷ 1250 [Index
Value at date of substitution]) = 10%
(3)	Since there was an Index substitution, the Index Performance is equal to the Index Performance of the S&P 500® Index (from the Term Start Date to the Index substitution date) multiplied by the Index Performance of the Russell 2000® Index (from the Index substitution date to the Term End Date) –1. Total Index Performance for the Term is calculated as follows:
(initial Index at Index substitution date ÷ initial Index at Term Start Date) x (substituted Index at
Term End Date ÷ substituted Index at substitution date) –1
(1330÷1400) x (1375÷1250) –1= 4.5%
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(4)	The Performance Rate is equal to the Index Performance (4.50%) because the total Index Performance for the Term is greater than zero and less than the Cap Rate.
(5)	The Performance Rate Adjustment is equal to the product of the Investment Amount at the Term Start Date adjusted for any withdrawals (there are no withdrawals in the example) multiplied by the Performance Rate. The Performance Rate Adjustment is calculated as follows:
$100,000 [Investment Amount at Term Start Date] x 4.5% [Performance Rate] = $4,500
(6)	The Investment Amount at Term End Date is equal to the Investment Amount at the Term Start Date adjusted for any withdrawals plus the Performance Rate Adjustment. The Investment Amount at Term End Date is calculated as follows:
$100,000 [Investment Amount at Term Start Date] = $4,500 [Performance Rate Adjustment] = $104,500
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Appendix C
Return of Premium Death Benefit Example
The purpose of this example is to illustrate the operation of the Return of Premium death benefit. The investment results shown are hypothetical and are not representative of past or future performance. Actual investment results may be more or less than those shown and will depend upon a number of factors, including the allocation made by an Owner and the Index Performance for the Shield Options chosen. The examples do not reflect the deduction of fees and charges, if any, Withdrawal Charges or income taxes and tax penalties.
Return of Premium Death Benefit
The purpose of this example is to show how partial withdrawals reduce the Return of Premium death benefit proportionately by the percentage reduction in Account Value of the Shield Option(s) and the Fixed Account for each partial withdrawal.
		Date	Amount
A	Purchase Payment	Issue Date	$100,000
B	Account Value	First Contract Anniversary	$90,000
C	Death Benefit	First Contract Anniversary	$100,000 (= greater of A and B)
D	Withdrawal	One Day after the First Contract Anniversary	$9,000
E	Percentage Reduction in Account Value	One Day after the First Contract Anniversary	10% (= D/B)
F	Account Value after Withdrawal	One Day after the First Contract Anniversary	$81,000 (= B-D)
G	Purchase Payment Reduced for Withdrawal	One Day after the First Contract Anniversary	$90,000 (= A-(A × E))
H	Death Benefit	One Day after the First Contract Anniversary	$90,000 (= greater of F and G)
Notes to Example
Purchaser is age 60 at issue.
The Account Values on the First Contract Anniversary and One Day after the First Contract Anniversary are assumed to be equal prior to the withdrawal.
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Appendix D
The Fixed Account
The Fixed Account is a funding option that may be available and is part of BLNY’s General Account assets.  These General Account assets include all assets of BLNY other than those held in the Separate Accounts sponsored by BLNY or its affiliates.
Any interest in the Fixed Account is not a security under the Securities Act of 1933 and the Fixed Account is not registered under or regulated by the Investment Company Act of 1940. Accordingly, the Fixed Account is not offered by virtue of the prospectus. The staff of the SEC does not generally review the disclosure in the prospectus relating to the Fixed Account. Disclosure regarding the Fixed Account and the General Account may, however, be subject to certain provisions of the Federal securities laws relating to the accuracy and completeness of statements made in the prospectus.
Under the Fixed Account, BLNY assumes the risk of investment gain or loss, guarantees a specified interest rate, and guarantees a specified periodic Income Payment. We guarantee that, at any time, the Fixed Account Value will not be less than the amount of the Purchase Payments allocated to the Fixed Account, plus interest credited as described below, less any applicable Premium Taxes or prior withdrawals.
Account Value allocated to the Fixed Account and any transfers made to the Fixed Account become part of BLNY’s General Account, which supports insurance and annuity obligations. The General Account and any interest therein is not registered under, or subject to the provisions of, the Securities Act of 1933 or Investment Company Act of 1940. We will invest the assets of the Fixed Account at our discretion. Investment income from such Fixed Account assets will be allocated to us and to the Contracts participating in the Fixed Account.
Investment income from the Fixed Account allocated to us includes compensation for risks borne by us in connection with Fixed Account Contracts. The amount of such investment income allocated to the Contracts will vary from year to year in our sole discretion at such rate or rates as we prospectively declare from time to time.
We guarantee that for the life of the Contract, interest credited to your Fixed Account Value during the Interest Rate Term beginning on the Issue Date will not be accumulated at less than the Minimum Guaranteed Interest Rate. We reserve the right to change the rate subject to state law. We will determine any interest we credit to amounts allocated to the Fixed Account in excess of the Minimum Guaranteed Interest Rate at our sole discretion. You assume the risk that interest credited to the Fixed Account may not exceed the Minimum Guaranteed Interest Rate for any given year. We have no specific formula for determining the interest rate. Some factors we may consider are regulatory and tax requirements, general economic trends and competitive factors.
For renewals into the Fixed Account, the new guaranteed interest rate will be declared for each subsequent Interest Rate Term. At the Interest Rate Term End Date, the Fixed Account Value will automatically be renewed into the same Interest Rate Term, with the new interest rate, unless otherwise instructed by you. You have the Transfer Period to notify us that you want to transfer some or all of your Fixed Account Value to a new Shield Option(s).
Fixed Account Value. We credit interest to the portion of the Account Value allocated to the Fixed Account. (See “Interest Crediting” below.) The Fixed Account is part of our General Account. We guarantee that the interest credited to your initial allocation to the Fixed Account during the Interest Rate Term beginning on the Issue Date will not be accumulated at less than the Minimum Guaranteed Interest Rate. Thereafter, we will declare an interest rate as of each Contract Anniversary for the duration of the Interest Rate Term and such rate will not be less than the Minimum Guaranteed Interest Rate. If the declared interest rate equals the Minimum Guaranteed Interest Rate specified in your Contract and we are unable to support the Minimum Guaranteed Interest Rate, we reserve the right, with thirty (30) days advance written Notice, to restrict transfers and allocations into the Fixed Account.
The initial Fixed Account Value is the amount initially allocated to the Fixed Account. Thereafter, the Fixed Account Value equals: (a) the initial Fixed Account Value or the Fixed Account Value on the most recent Contract Anniversary, as applicable, including any transfers; plus (b) any interest credited by us; less (c) the amount of any withdrawals including any Withdrawal Charges; and less (d) any Premium or Other Taxes, if applicable.
Interest Crediting. Interest will be compounded and credited to the Fixed Account at an annual effective interest rate declared by us. Interest will be credited on amounts allocated to the Fixed Account through the effective date such amounts are withdrawn or transferred from the Fixed Account.
Deferral of Payments. After receipt of a Notice of withdrawal, we reserve the right to defer payment for a withdrawal for the period permitted by law but not for more than six (6) months.
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Important terms that will help you understand this Appendix D:
Interest Rate Term.    The Interest Rate Term is the length of time over which the current interest rate is guaranteed. The minimum Interest Rate Term depends on the date your Contract is issued but will not be less than one (1) year. No Interest Rate Term will extend beyond the Annuity Date.
Fixed Account Value.    The Fixed Account Value at the end of the Interest Rate Term.
Transfers.    During the Accumulation Period you may only make a transfer to the Fixed Account and to a new Shield Option(s) during the Transfer Period. The effective date of such transfer is the first day of the Interest Rate Term and/or a Term(s) in which the transfer is made.
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Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following is an itemized list of the estimated expenses to be incurred in connection with the securities being offered:
Accountant’ s Fees and Expenses: $7,500
Legal Fees and Expenses: $9,000
Printing Expenses: $80
Registration Fee: $0
Item 15. Indemnification of Directors and Officers
Pursuant to applicable provisions of the Registrant’s by-laws or internal corporate policies adopted by the Registrant or its ultimate parent, the directors, officers and other controlling persons of the Registrant who are made or threatened to be made a party to an action or proceeding, may be eligible to obtain indemnification against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred as a result of such action or proceeding. Under the principal underwriting agreement between the Registrant and the Underwriter, the parties have agreed to indemnify each other against certain liabilities and expenses from legal proceedings arising out of the Underwriter’s distribution of the Contracts. BLNY also maintains insurance policies insuring its directors and officers against certain liabilities they may incur in their capacity as such.
Item 16. Exhibits
Exhibit
Number	Description
1(a).	Principal Underwriting Agreement and Distribution Agreement between Brighthouse Life Insurance Company of NY and Brighthouse Securities, LLC (effective 3-6-17) (Filed as Exhibit 1(a) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
1(b).	Brighthouse Securities, LLC Sales Agreement (Filed as Exhibit 1(b) with Registration Statement No. 333-218126 on Form S-3/A on July 18, 2017 and incorporated herein by reference.)
2.	None.
4(a).	Contract. [ML-22494 (09-12) FC, ML-22494 (09-12) base policy, BL-22495-NY (5/17)-6yr CS] (Filed as Exhibit 4(a) with Registration Statement No. 333-226036 on Form S-3 on July 2, 2018 and incorporated herein by reference.)
4(b).	Fixed Account Rider [ML-22496 (09-12)] (Filed as Exhibit 4(b) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
4(c).	Death Benefit Rider - Return of Premium [7-ROP-1 (5/17)] (Filed as Exhibit 4(c) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
4(d).	Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider [ML-1215 (01/01/02)] (Filed as Exhibit 4(d) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
4(e).	Waiver of Withdrawal Charge for Terminal Illness Rider [ML-1216 (01/01/02)] (Filed as Exhibit 4(e) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
4(f).	Individual Retirement Annuity Qualification Rider [ML-22499 (09/12)] (Filed as Exhibit 4(f) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)

Exhibit Number	Description
4(g).	Roth Individual Retirement Annuity (“Roth IRA”) Endorsement. [ML-22503 (09/12)] (Filed as Exhibit 4(g) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
4(h).	Individual Non-Qualified Annuity Endorsement [ML-22504 (09/12)] (Filed as Exhibit 4(h) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
4(i).	Designated Beneficiary Non-Qualified Annuity Endorsement [FMLI-NQ-1 (11/05)-I] (Filed as Exhibit 4(i) with Registration Statement No. 333-217514 on Form S-3 on April 27, 2017 and incorporated herein by reference.)
5.	Opinion re legality. (to be filed by amendment)
8.	None.
12.	None.
15.	None.
23.	Consent of Independent Registered Public Accounting Firm. (to be filed by amendment.)
24.	Powers of Attorney for Conor Murphy, Lynn A. Dumais, David W. Chamberlin, Douglas A. Rayvid, Kimberly A. Berwanger, Richard A. Hemmings, Richard C. Pearson, Mayer Naiman and Gianna H. Figaro-Sterling. (Filed herewith.)
25.	None.
26.	None.
Item 17. Undertakings
The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:
1.	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:
i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that Paragraphs 1.i, 1.ii, and 1.iii do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
7.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 13, 2021.
BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY
(Registrant)
By: /s/ Donald A. Leintz

Donald A. Leintz, Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 13, 2021.
/s/ Conor Murphy* Conor Murphy	Chairman of the Board, President, Chief Executive Officer and a Director
/s/ Lynn A. Dumais* Lynn A. Dumais	Vice President and Chief Financial Officer
/s/ David W. Chamberlin* David W. Chamberlin	Director
/s/ Douglas A. Rayvid* Douglas A. Rayvid	Director
/s/ Kimberly A. Berwanger* Kimberly A. Berwanger	Director and Vice President
/s/ Richard A. Hemmings* Richard A. Hemmings	Director
/s/ Richard C. Pearson* Richard C. Pearson	Director
/s/ Mayer Naiman* Mayer Naiman	Director
/s/ Gianna H. Figaro-Sterling* Gianna H. Figaro-Sterling	Controller and Vice President (principal accounting officer)
*By:	/s/ Michele H. Abate

Michele H. Abate, Attorney-In-Fact
September 13, 2021
* Brighthouse Life Insurance Company of NY. Executed by Michele H. Abate, Esquire on behalf of those indicated pursuant to powers of attorney filed herewith.

INDEX TO EXHIBITS
24.	Powers of Attorney